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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of
The Securities Exchange Act of 1934 (Amendment No.        )

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Northrim Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3111 C Street
Anchorage, AK 99503

March 16, 2007

Dear Shareholder:

I am pleased to invite you to attend the Northrim BanCorp, Inc. Annual Shareholders’ Meeting where you will have the opportunity to hear about our 2006 operations and our plans for 2007. The meeting will be on Thursday, May 3, 2007, at 9 A.M., at the Hilton Anchorage Hotel — 500 West Third Avenue in Anchorage, Alaska. I hope to see you there.

You will find additional information concerning Northrim and our operations in the enclosed 2006 Report to Shareholders and Annual Report — 10-K, which includes our audited financial statements for the year ended December 31, 2006.

Whether or not you plan to attend the meeting, please sign and return your proxy card, which is included with this document, as soon as possible. Your opinion and your vote are very important to us. If you choose to attend the meeting, voting by proxy will not prevent you from voting in person; however, if you are unable to attend, voting by proxy will ensure that your vote is counted.

Thank you for your continued support of Northrim BanCorp, Inc. If you have any questions, please feel free to contact me at (907) 562-0062.

Sincerely,

/s/ Marc Langland

Marc Langland
Chairman, President and CEO

NOTICE OF ANNUAL SHAREHOLDERS’ MEETING

To Be Held On May 3, 2007

Notice is hereby given that Northrim BanCorp, Inc. (the “Company”) will hold its 2007 Annual Shareholders’ Meeting at the Hilton Anchorage Hotel, 500 West Third Avenue, Anchorage, Alaska, at 9 A.M., on Thursday, May 3, 2007, for the following purposes, as more fully described in the accompanying proxy statement:

1. ELECTION OF DIRECTORS. To elect 11 directors for a term ending at the 2008 Annual Shareholders’ Meeting or such other date as their successors may be elected and qualified.

2. OTHER BUSINESS. To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

Shareholders owning Northrim BanCorp shares at the close of business on March 8, 2007, are entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of that meeting.

Your Board of Directors unanimously recommends that shareholders vote “FOR” the slate of nominees to the Board of Directors proposed by the Board.

By order of the Board of Directors,

/s/ Mary A. Finkle

Mary A. Finkle
Corporate Secretary

March 16, 2007

Whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed form of proxy and mail it promptly in the enclosed return envelope, which requires no postage if mailed in the United States. Your vote is important to us. If you attend the Annual Meeting, you may vote your shares in person if you wish to do so even if you have previously sent in your proxy.

i

NORTHRIM BANCORP, INC.
3111 C Street
Anchorage, Alaska 99503

PROXY STATEMENT

The Board of Directors (the “Board”) is soliciting proxies for this year’s Annual Meeting. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

The Board set March 8, 2007, as the record date for the meeting. Shareholders who owned the Company’s common stock on that date are entitled to vote at the meeting, with each share entitled to one vote. There were 6,115,822 shares of Company stock outstanding on the record date.

Voting materials, which include this proxy statement dated March 16, 2007, a proxy card, and the 2006 Report to Shareholders and Annual Report — 10-K are first being mailed to shareholders on or about March 16, 2007.

ABOUT THE MEETING

Why am I receiving this proxy statement and proxy card?

You are receiving this proxy statement and proxy card because you own shares of the Company’s common stock. This proxy statement describes matters on which we would like you to vote.

When you sign the proxy card, you appoint the persons named in the proxy, R. Marc Langland and Christopher N. Knudson, as your representatives at the meeting, and those persons will vote your shares at the meeting as you have instructed on the proxy card. This way, your shares will be voted even if you cannot attend the meeting.

Who is soliciting my proxy, and who is paying the cost of solicitation?

The enclosed proxy is solicited by and on behalf of the Board, and the Company will bear the costs of solicitation. Certain directors, officers, and employees of the Company and/or its subsidiary, Northrim Bank (the “Bank”), may solicit proxies by telephone, facsimile, and personal contact.

The Company does not expect to pay any compensation to employees, officers, or directors for soliciting proxies, but will reimburse brokers, nominees, and similar recordholders for reasonable expenses in mailing proxy material to beneficial owners of the Company’s common stock.

What am I voting on, and what vote is required for approval?

At the Annual Meeting, you will be asked to vote on the election of 11 directors to serve on the Board until the 2008 Annual Shareholders’ Meeting or until their successors have been elected and have qualified. The election of directors will require the affirmative vote of a majority of the shareholders present in person or represented by duly executed proxy at the meeting.

Who is entitled to vote?

Only shareholders who owned the Company’s common stock as of the close of business on the record date, March 8, 2007, are entitled to receive notice of the Annual Meeting and to vote the shares that they held on that date at the meeting, or any postponement or adjournment of the meeting.

How do I vote, and how are the votes counted?

You may vote your shares either in person at the Annual Meeting or by proxy. To vote by proxy, you should mark, date, sign, and mail the enclosed proxy card in the prepaid envelope provided. If your shares are registered in your own name and you attend the meeting, you may deliver your completed proxy card in person. “Street name” shareholders, that is, those shareholders whose shares are held in the name of and through a broker or other nominee, who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares.

With regard to the election of directors, you may cast your vote in favor of some or all of the nominees or you may withhold your vote as to some or all of the nominees. Directors will be elected if the number of votes cast in favor of the director exceeds the number of votes cast against the director. Accordingly, votes withheld generally will have no effect on the outcome of the election. You may also abstain from voting on any proposals other than the election of directors. An abstention will have no impact on the election of directors or any of the remaining proposals set forth in the Notice of Annual Shareholders’ Meeting.

If shares are held in “street name,” that is, through a broker or nominee, the broker or nominee is permitted to exercise voting discretion under certain circumstances. At this meeting, if the broker or nominee is not given specific voting instructions, shares may be voted on the election of directors by the broker or nominee in their own discretion. However, if your shares are held in street name and neither you nor your broker votes them, the votes will be “broker non-votes,” which will have the effect of excluding your vote from the tallies. If your shares are held in your own name and you do not vote your shares, your shares will not be voted.

On each matter before the meeting, including the election of directors, shareholders are entitled to one vote for each share of common stock they held at the record date. Shareholders may not cumulate their votes for the election of directors.

Can I change my vote after I return my proxy card?

Yes. If the enclosed proxy is duly executed and received in time for the meeting, the persons named in the proxy will vote the shares represented by the proxy “FOR” the 11 nominees listed in the proxy statement, unless otherwise directed. If you grant a proxy, you may revoke it at any time before its exercise by written notice to the Company to the attention of Mary A. Finkle, Corporate Secretary, by submitting a proxy with a subsequent date, or by announcing your revocation to the secretary at the meeting prior to the taking of a shareholder vote. The shares represented by properly executed proxies that are not revoked will be voted in accordance with the specifications in such proxies.

Can I vote on other matters or submit a proposal to be considered at the meeting?

The Company has not received timely notice of any shareholder proposals to be considered at the Annual Meeting, and shareholders may submit matters for a vote only in accordance with the Company’s bylaws. The Board does not presently know of any other matters to be brought before the Annual Meeting.

For shareholders seeking to include proposals in the proxy materials for the 2008 Annual Meeting, the proposing shareholder or shareholders must comply with all applicable regulations, including Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the proposals must be received by the Secretary of the Company on or before November 16, 2007.

How many votes are needed to hold the Annual Meeting?

A majority of the Company’s outstanding shares as of the record date (a quorum) must be present at the Annual Meeting in order to hold the meeting and conduct business. Shares are counted as present at the meeting if a shareholder is present and votes in person at the meeting or has properly submitted a proxy card. As of the record date for the Annual Meeting, 6,115,822 shares of the Company’s common stock were outstanding and eligible to vote.

How do I communicate with Directors?

The Board provides a process for shareholders to send communications to the Board or any of the directors. Shareholders may send communications to the Board or any of the directors c/o Corporate Secretary, Northrim BanCorp, Inc., 3111 C Street, Anchorage, Alaska 99503. All communications will be compiled by the Corporate Secretary of the Company and submitted to the Board or the individual directors on a periodic basis.

PROPOSAL 1: ELECTION OF DIRECTORS

General

How many directors are nominated?

The Company’s Articles of Incorporation provide that the Board will consist of not less than five nor more than 25 directors. Currently, the Board consists of 11 directors. The Board has set the number of directors to be elected at the Annual Meeting at 11 directors. Directors are elected for a one-year term and serve until their successors have been elected and qualified.

Who are the nominees?

The Board has nominated the individuals listed on the following pages for election as directors for the one-year term expiring at the 2008 Annual Shareholders’ Meeting or until their successors have been elected and qualified. If any nominee refuses or becomes unable to serve as a director before the meeting, the directors will select a replacement nominee, and your proxies will be voted for that replacement nominee. The Board presently has no knowledge that any nominee will refuse or be unable to serve.

It is the Company’s policy to encourage that the directors up for election at the annual meeting attend the annual meeting. All directors up for election at the 2006 Annual Shareholders’ Meeting attended the 2006 Annual Shareholders’ Meeting with the exception of Messrs. Copeland and Drabek who could not be present due to unavoidable conflicts in their schedules.

INFORMATION ABOUT THE NOMINEES

The following table provides certain information about the nominees for director, including age, principal occupation during the past five years, and year first elected a director of Northrim Bank (the “Bank”) or the Company. All of the nominees are presently directors of the Bank and the Company.

Name/Age	Occupation of Nominee During Past Five Years	Director Since

R. Marc Langland, 65	Chairman, President, and CEO of the Company and the Bank; Director, Alaska Air Group	1990
Larry S. Cash, 55	President and CEO, RIM Architects (Alaska), Inc. since 1986; CEO, RIM Architects (Guam), LLC.	1995
Mark G. Copeland, 64	Since June 1999, owner and sole member of Strategic Analysis LLC, a management consulting firm; Member, Copeland, Landye, Bennett and Wolf, LLP (law firm) for 30 years prior to that time	1990
Frank A. Danner, 73	Since May 1990, Secretary/Treasurer, IMEX Ltd. dba Dynamic Properties (real estate firm); President and CEO (1978-2003), Far North Fishermen, Inc. (a commercial fishing enterprise); Partner of KPMG LLP from 1968 to 1989	1990
Ronald A. Davis, 74	CEO and Administrator, Tanana Valley Clinic until his retirement in 1998; Secretary/Treasurer, Canoe Alaska, 1996 to 1999; Vice President (1999-2003), Acordia of Alaska Insurance (full service insurance agency) until retirement	1997
Anthony Drabek, 59	President and CEO, Natives of Kodiak, Inc. (Alaska Native Corporation) since 1989; Chairman and President, Koncor Forest Products Co.; Secretary/Director, Atikon Forest Products Co.	1991
Christopher N. Knudson, 53	Executive Vice President and Chief Operating Officer of the Company and the Bank	1998
Richard L. Lowell, 66	President (1985-2004), Ribelin Lowell & Company (insurance brokerage firm) Former Chairman of the Board, Ribelin Lowell Alaska USA Insurance Brokers (insurance brokerage firm) until retirement	1990
Irene Sparks Rowan, 65	Director (1988-2000), Klukwan, Inc. (Alaska Native Corporation) and its subsidiaries until retirement	1991
John C. Swalling, 57	President, Swalling & Associates PC (accounting firm) since 1991	2002
David G. Wight, 66	President and CEO (2000-2006), Alyeska Pipeline Service Company until retirement; Director, Storm Cat Energy (Denver based company)	2006

The Board recommends that you vote “FOR” these nominees.

Shareholder Nominations for 2007 Annual Shareholders’ Meeting

In accordance with the Company’s Bylaws, shareholder nominations for the 2007 Annual Shareholders’ Meeting ordinarily must be delivered in writing to the Secretary of the Company not less than 14 nor more than 50 days prior to the meeting. Any shareholder nomination should contain the following information to the extent known to the nominating shareholder: (i) the name and address of each proposed nominee; (ii) each nominee’s principal occupation; (iii) the total number of shares of the Company’s common stock that will be voted for each proposed nominee; (iv) the name and residence of the nominating shareholder; (v) the number of shares of the

Company’s common stock owned by the nominating shareholder; and (vi) whether the nominee had agreed to serve if elected.

Nominations not made in accordance with the above requirements may be disregarded, in the sole discretion of the Chairman of the Annual Meeting, and upon the Chairman’s instruction, the vote teller may disregard all votes cast for that nominee.

Information Regarding the Board of Directors and its Committees

All non-management directors, with the exception of Mr. Danner who is a partner of ARC Partnership, the company that owns the Bank’s main office space, are independent of management within the meaning of currently applicable rules of the Securities Exchange Act of 1934 (the “1934 Act”), the Securities and Exchange Commission and the Nasdaq Global Select Market listing requirements.

The Company’s Board has adopted certain standing committees, including an Audit Committee and Compensation Committee.

The Company does not have a standing Nominating Committee and as such does not have a Nominating Committee charter. The Board has discussed at length the nominating process and believes that it is important to have the involvement of all directors in the nominating process and that the Board, as a whole, shall act as the Nominating Committee, a process which has heretofore provided a much wider focus than might be achieved in the search, under a nominating committee charter, for potential Board candidates whose business sense and management philosophies are compatible with the Boards of Directors of the Company and the Bank. A majority of independent directors identifies and recommends persons to be nominees for positions on the Board at each annual meeting of shareholders, and to fill vacancies on the board between annual meetings. Our directors take a critical role in guiding the Company’s strategic direction and overseeing the management of the Company. Board candidates, including directors up for reelection, are considered based upon various criteria, such as personal integrity, broad-based business and professional skills and experiences, banking experience, concern for long-term interest of the Company’s shareholders, freedom from conflicts of interest, sound business judgment, community involvement, and the time available to devote to board activities.

The Bank’s Board met 10 times, and the Company’s Board met 10 times during 2006. During 2006, all directors, except for Ms. Rowan, who was excused due to unavoidable conflicts in her schedule, attended at least 75% of the total meetings of the Board and all committees of which they were members. The Company’s independent directors meet in executive sessions once per quarter and rotate as lead director twice a year.

Audit Committee.  The Audit Committee’s principal functions include reviewing and approving the services of the independent auditors, reviewing the plan, scope, and audit results of the independent and internal auditors, and reviewing the reports of bank regulatory authorities. The Company’s Board has adopted a written charter for the Audit Committee. Current members of the Audit Committee are Mark G. Copeland, Richard L. Lowell, and David G. Wight. Mr. Wight was appointed effective the close of business March 1, 2007 to fill the position of Mr. Drabek who resigned effective close of business March 1, 2007 due to the increasing demands on his schedule. SEE “REPORT OF AUDIT COMMITTEE.”

During 2006, the Audit Committee (the “Committee”) had five regular meetings during which the Committee has been kept informed of the processes and procedures in place for maintaining the Company’s readiness for compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”) as evaluated by the Company’s independent auditors, internal SOX committee, and the internal senior auditor.

Each of the members of the Committee is independent of management within the meaning of the 1934 Act, the rules of the Securities and Exchange Commission and the Nasdaq Global Select Market listing standards. The Committee and the full board have determined that no individual Committee member qualifies as an audit committee financial expert within the meaning of such rules. The Board does believe, however, that each of the Committee members has attributes of an audit committee financial expert within the meaning of applicable rules and that all of the members of the Committee, taken as a whole, would constitute an audit committee financial expert within the meaning of applicable rules.

In addition, one of our directors, Mr. Swalling, is a certified public accountant and, while he is not a member of the Committee due to the demands of his schedule, he is available as a resource on financial matters. For these reasons, at this time the Board does not believe it is necessary to actively search for a director that would qualify as an audit committee financial expert.

Compensation Committee.  The primary functions of the Compensation Committee, which met six times in 2006, are to review and approve executive and all other officer compensation, select and approve employee benefits and retirement plans, and administer the Company’s stock option plans. Compensation Committee members are Larry S. Cash, Ronald A. Davis, and John C. Swalling. All members of the Compensation Committee are independent within the meaning of currently applicable rules of the 1934 Act, the Securities and Exchange Commission, and the Nasdaq Global Select Market listing requirements. Mr. Cash has served on the Compensation Committee since 1996. Mr. Davis was appointed to the Compensation Committee in 2002. Mr. Swalling was appointed to the Compensation Committee in 2005.

Director Compensation.  Non-officer directors currently receive a $5,000 annual cash retainer and an additional $5,000 in cash to be used for the purchase of the Company’s common stock on the open market, payable following our Annual Shareholders’ meeting, in addition to the fee of $750 for each Board meeting attended. Members of the Audit and Compensation Committees receive $750 for each meeting attended with the exception of the committee chairpersons who receive $1,500 and $1,125, respectively, for each committee meeting they attended.

Compensation Committee Interlocks and Insider Participation.  No member of the Compensation Committee was, during the year ended December 31, 2006, an officer, former officer or employee of the Company or any of its subsidiaries. No executive officer of the Company served as a member of (i) the compensation committee of another entity in which one of the executive officers of such entity served on the Company’s Compensation Committee, (ii) the Board of another entity in which one of the executive officers of such entity served on the Company’s Compensation Committee, or (iii) the compensation committee of another entity in which one of the executive officers of such entity served as a member of the Company’s Board, during the year ended December 31, 2006.

EXECUTIVE OFFICERS

The following table sets forth certain information about the Company’s executive officers:

			Has Served as
			an Executive
Name	Age	Position	Officer Since

R. Marc Langland	65	Chairman of the Board, President and Chief Executive Officer of Northrim BanCorp, Inc. and Northrim Bank	1990
Joseph M. Schierhorn	49	Executive Vice President, Chief Financial Officer, and Compliance Manager of Northrim BanCorp, Inc. and Northrim Bank	2001
Christopher N. Knudson	53	Executive Vice President and Chief Operating Officer of Northrim BanCorp, Inc. and Northrim Bank	1990
Joseph M. Beedle	55	Executive Vice President of Northrim BanCorp, Inc. and Executive Vice President and Chief Lending Officer of Northrim Bank	2006
Victor P. Mollozzi	57	Senior Vice President, Senior Credit Officer of Northrim Bank	1990

All officers are elected by the Board for one year terms or until their successors are appointed and qualified. Each of the named executives have employment agreements with the Company. See EXECUTIVE COMPENSATION — Employment Agreements.

Code of Conduct.  The Company has adopted a Code of Conduct, which includes a Code of Ethics for our executive officers. We will furnish a copy of the Code of Conduct to shareholders at no charge upon request to the Corporate Secretary.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides information regarding the compensation program in place for our Chief Executive Officer, Chief Financial Officer, and, in addition, the three most highly compensated executive officers (collectively, the “named executive officers”). This section includes information regarding, among other things, the overall objectives of our compensation program and each element of compensation that we provide.

Overview of Compensation Program

The Compensation Committee of the Board, which serves pursuant to its Charter adopted by the Board, bases its compensation strategy on maintaining the Company’s primary strategic goal: to maintain, over the next several years, a well-capitalized, customer first service-focused financial institution, headquartered in Anchorage and serving the greater Anchorage, Matanuska Valley, and Fairbanks areas, as well as various other markets in and outside Alaska. We believe that achieving the Company’s business and growth strategies will create long-term value for shareholders, consistent with protecting the interests of our depositors.

Compensation Philosophy and Objectives

The Compensation Committee believes that compensation packages for the Company’s named executive officers and key personnel should be based to a substantial extent on achievement of the goals and strategies the Board has established and articulated. When establishing salaries, bonus levels and stock option awards for named executive officers, the Compensation Committee considers (i) the Company’s financial performance during the past year; (ii) the individual officer’s performance during the past year; and (iii) market data related to the salaries of executive officers and key personnel in similar positions with companies of comparable size, as well as other companies within the financial institutions industry. For named executive officers other than the Chief Executive Officer, the Compensation Committee gives consideration to recommendations made by the Chief Executive Officer.

The Company has developed and implemented policies for determining salary structure, annual incentive bonus payments, and employee stock option and other stock-based awards based on recommendations of independent, nationally recognized compensation consultants, which, at the Compensation Committee’s request, periodically evaluate the Company’s executive compensation programs.

During each of the years 2002 through 2005, and again in 2006, the Compensation Committee engaged the independent, nationally recognized compensation consulting firm, Frederic W. Cook & Co., Inc., to review and analyze the Company’s executive compensation package and overall compensation practices to ensure that the Company remains competitive with financial institutions of comparable size. Based on consultant surveys of then current statistical data, suggested alternatives, recommendations, and the advice of legal counsel, the Company adopted a new employee stock incentive plan in 2000; adopted in 2004, as approved by shareholders, the Northrim BanCorp, Inc. 2004 Stock Incentive Plan authorizing the issuance of 300,000 shares and reflecting accounting rule changes; amended and restated its employment agreements for executive officers and certain key personnel effective January 1, 2003; and amended and restated its employment agreements for executive officers and certain key personnel effective January 1, 2007 (SEE “EMPLOYMENT AGREEMENTS” on page 14).

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all decisions related to the compensation of the Company’s Chief Executive Officer subject to the Board’s further approval and approves recommendations made by the Chief

Executive Officer and Chief Operating Officer for bonus incentive and equity awards to other executives in key positions and elected officers of the Company.

The Chairman, President and Chief Executive Officer and the Chief Operating Officer annually review the individual performance of the Company’s key executives and their recommendations for bonus incentive and equity awards, based upon individual officer performance evaluations, are presented to and discussed with the Committee. The Committee can at its discretion modify any recommended adjustments or awards as deemed to be appropriate.

Executive Compensation

The Company’s executive compensation program continues to consist of four key elements: (i) base salary; (ii) a performance-based annual bonus; (iii) periodic option grants and other stock-based compensation awards; and (iv) retirement and other deferred benefits.

The Compensation Committee believes this four-part approach best serves the interests of the Bank, the Company and its shareholders. It enables the Company to meet the requirements of the highly competitive banking and lending environment in which it currently operates in the Fairbanks, Wasilla and Anchorage, Alaska communities, while ensuring that executive officers are compensated in a way that advances both the short-and long-term interests of shareholders. The variable annual cash bonus incentive rewards and motivates individual performance, and is based, in significant part, on the contribution made by the officer to the Company’s overall performance. Stock options and other stock-based awards relate a significant portion of long-term remuneration directly to stock price appreciation and further promote the executive’s continued service with the Company.

The Compensation Committee evaluates both performance and the structure of executive compensation to ensure that the Company maintains its ability to attract and retain superior, customer service motivated employees in key positions and that the compensation for executives is reasonable but at a level competitive with similar positions held in local and Pacific Northwest peer-group organizations.

The Company’s performance has, in the Compensation Committee’s opinion, shown the value of this approach. In particular, for 2006, the Compensation Committee noted continued asset growth, the continued growth of the Bank’s deposit base with the introduction of the High Performance Checking program, enhancements to the Bank’s technology to provide more secure, efficient, broader based, electronic services to its customers, the 16% increase in net income compared to one year ago, and that the Company has achieved a profit every quarter since the last quarter of its first full year in operation.

The Compensation Committee takes a two-fold approach, based on both quantitative and qualitative factors, when considering the compensation of the Company’s Chairman, President and Chief Executive Officer. The Compensation Committee considers the Company’s financial results for a given year compared to the Company’s plan and actual results for the previous year. The Compensation Committee also considers certain qualitative accomplishments of the Chief Executive Officer in terms of the Company’s realization of its corporate objectives, his foresight, extensive community involvement, as well as his leadership in strategically positioning the Company for future significant development in the banking industry and the Company’s market and developing long-term strategies for the future direction and growth of the organization.

The Compensation Committee’s timing for giving consideration to each element of the Company’s executive compensation package is intended to bring consistency to the overall program, and support the Company’s philosophy to provide more than one opportunity during a given year to recognize the performance and contributions of individual executive officers and executives in key positions. For example, in the first quarter the Compensation Committee considers and approves awards to participants under the Executive Incentive Plan and approves discretionary contributions to the Company’s Savings Incentive Plan (401-k), which has a service based component to also provide employees who are non-participants with a retirement benefit. In the second quarter of the year, the Compensation Committee selects participants and criteria for the Executive Incentive Plan’s plan year and conducts the annual officer and executive officer salary review. In the fourth quarter, the Compensation Committee considers and approves stock option grants and stock awards with pricing based upon the closing price of the Company’s stock on the date of grant.

Elements of Executive Compensation

Base Salary  Based on its consideration of competitive industry salaries and general economic conditions within the Company’s market area and within the financial institutions industry, the Company’s Human Resources Department has established a graded salary structure for executives, key personnel and other employees. Every salary grade is structured to allow for growth ranging from the grade’s entry level benchmark through the mid-point range and to the upper-most level of annual salary for each grade. The matrix used to objectively calculate annual merit increases applies factors related to the position of the individual’s current salary within the established ranges for her or his salary grade, predetermined rates of increase based on an annual survey of market data, and an evaluation of the employee’s performance. The Human Resources Department reviews the schedule of matrix driven changes to individual officer annual base salaries and can make recommendations for any additional adjustments to the Chief Executive Officer and Chief Operating Officer.

Individual base salaries for named executive officers and officers in key positions are reviewed by and based upon recommendations of the Chief Executive Officer. Historically, officer base salary levels are reviewed annually in the second quarter of the Company’s fiscal year and any proposed finalized increases to base annual salaries are recommended to the Compensation Committee by the Chief Executive Officer for approval based on an assessment of an executive’s scope of responsibilities, experience, her or his individual performance, and contributions to the success of the organization.

Performance Based Annual Bonus  Executive officers have an annual cash incentive bonus opportunity as participants in the Company’s Executive Incentive Plan (the “Incentive Plan”). The selection of Incentive Plan participants, tier target bonus levels, and Incentive Plan criteria, historically, occurs in the second quarter of the Company’s fiscal year. Incentive Plan participants are recommended by the Chairman of the Board and President, and approved by the Compensation Committee prior to each plan year. The Incentive Plan also provides that the Chairman of the Board and President may recommend discretionary awards for individuals who are non-participants.

The Incentive Plan establishes within each tier three levels of award, minimum, maximum, and target, representing a predetermined graduated percentage of annual base salary approved by the Compensation Committee. Actual bonus amounts must be approved by the Compensation Committee and are based on a formula that takes into account the creation of a bonus pool as indicated by the Incentive Plan and calculations then based on the level of success in meeting the predetermined, identified, performance standards. Depending upon the achievement of the predetermined targets and individual officer levels of performance and current responsibility, the annual bonus could be less than or greater than targeted bonus amounts. If the Company’s performance does not achieve the established minimum target level set for any specific criterion, then no payout is calculated for that component and the bonus pool is reduced by the amount that would have been earned.

For 2006 and at the present time, measured performance standards include return on equity, efficiency, net income, average asset growth, and asset quality. The criteria are evaluated annually and may be modified by the Compensation Committee from time to time based on the Company’s strategic plan, with the goal of maximizing shareholder returns.

In 2004, the Committee, as recommended by management, approved and adopted an internal bonus opportunity, the Loan Unit Incentive Plan (the “LUIP”) to recognize and reward loan unit manager and lender performance and their contributions to the success and growth of the Bank. The LUIP mirrors the structure and philosophy of the Incentive Plan and both are designed so that loan unit managers who are participants in the Incentive Plan receive approximately 50% of their annual bonus award based on criteria results set for the Incentive Plan and approximately 50% based on the criteria results established for the LUIP. Criteria established in 2006 for the LUIP were loan growth, deposit growth, the amount of classified loans, services sold, and loan fees less net charge-offs. Under the LUIP, awards to unit managers and lenders are calculated based upon how well a unit does in meeting its goals. The process includes a review by executive management and potential discretionary adjustments to participant award amounts based on the individual’s performance. Mr. Mollozzi, as Senior Credit Officer, was the only named executive officer who was a participant in the LUIP during 2006. See Footnote (4) to the Summary Compensation Table contained herein this Proxy Statement.

Cash awards under the Incentive Plan and LUIP, although earned in the Company’s given fiscal year, are not paid to participants until the first quarter of the following year.

Options and Other Stock-Based Compensation  The Compensation Committee is of the philosophy that offering stock-based incentives to executives and key employees: (i) attracts and retains the best available personnel for the long-term; (ii) enhances long-term profitability and shareholder value; and (iii) encourages employees to acquire and maintain stock ownership in the Company, thereby more closely aligning the interests of employees and shareholders. The Compensation Committee follows this philosophy and, subject to the Company’s employee stock incentive plans, may determine the employees eligible to receive options and awards and to assess the amount of each option and award.

The 2004 Employee Stock Incentive Plan (the “2004 Plan”), an omnibus plan approved by shareholders, authorizes the Board or the Compensation Committee to administer the 2004 Plan and to grant to eligible key employees, from time to time, incentive and/or nonqualified stock options, restricted stock, restricted units, performance shares, performance units, stock appreciation rights, or dividend equivalent rights. The maximum value of all awards (options, stock awards, stock appreciation rights, and dividend equivalent rights) granted under the 2004 Plan to any single recipient may not exceed $1 million for any period for three consecutive calendar years. The Compensation Committee has not delegated any aspect of the administration of any of the Company’s stock incentive plans, to include the 2004 Plan, to any other persons.

The Company has not established any program whereby executives, key personnel, or directors are required to own and purchase within any specific schedule a defined number of shares of the Company’s common stock. The Company and the Compensation Committee recognize the benefits of linking employee ownership with the interests of shareholders and, under the Company’s Savings Incentive Plan (401-k), 50% of discretionary awards matching employee participant contributions and 50% of discretionary service based contributions to employee participants and non-participants alike are invested in the Company’s common stock.

Our Company’s board members are in compliance with the provisions of Alaska State Statute as to the direct ownership of stock issued by the company they serve as directors. Beginning in 2004, as approved by the Compensation Committee and the Board, it is the Company’s practice to, each year following the Annual Shareholders’ meeting, make the payment of, as a part of her or his retainer, $5,000 to each non-employee director to purchase shares of the Company’s stock at fair market value on the open market.

Retirement and Other Deferred Benefits

Deferred Compensation Plan  Effective as of January 1, 1995, as amended effective as of October 3, 1996, and amended effective January 1, 2005 the Bank established a Deferred Compensation Plan (“DCP”) for the purpose of providing benefit planning to key employees of the Bank by permitting them to defer the receipt of compensation. All officers of the Bank and the Company are eligible to participate and other key employees may become eligible to participate if so notified by the Compensation Committee. The DCP provides that on or prior to December 31 of each year the plan is in effect, any eligible employee may, in writing, elect to defer receipt of at least five percent to a maximum of one hundred percent of their salary to be paid in the calendar year following the year of election. Any election is irrevocable as to any salary payable in the next year and effective with respect to future years unless revoked by the participant prior to December 31 of the year preceding the year in which the deferral is to take effect. Under the DCP, eligible employees may elect to defer receipt of all or a portion of their remaining salary to be paid in the current calendar year, if such written election is made within 30 days after she or he is first notified by the Compensation Committee of her or his eligibility to become a participant. The DCP provides that any eligible employee may elect to defer receipt of at least five percent to a maximum of one hundred percent of their bonus for services to be performed in a succeeding plan year under the same conditions described above. All amounts deferred are credited to participant accounts with interest compounded annually. According to the DCP, interest for any given year, or portion of a year is based on the Bank’s average yield on its total assets calculated on January 1, based on the prior year’s performance, less one percentage point. Therefore, the rate of interest calculated for 2006 was 6.88%.

As to the form and timing of payments, participants having Pre-2005 Grandfathered Accounts, shall be paid in installments or as a lump sum in accordance with the participant’s deferral election. The Compensation Committee may elect, in its sole discretion to accelerate payments if an irrevocable written request is made within at least 30 days prior to the date of the first scheduled payment. If an accelerated payment is made, then the participant will be subject to a penalty payable to the Bank in an amount equal to two percent of the accelerated amount. If installment payments are elected, a level series of monthly payments will be computed based on account balance, time period selected and applicable interest rate in effect as of the benefit commencement date. In this case the applicable interest rate will be 50 basis points over the average of U.S. Treasury Note Rate for the preceding 12 months, preceding the commencement of payments and will be the nearest quoted rated for a maturity representing two-thirds of the installment pay-out period. Any deferral must be for a minimum period of two years with a distribution of a participant’s account beginning on the first day of the month following sixty days after the earliest of voluntary or involuntary termination of employment, disability, or expiration of the deferred election.

The DCP provides that a participant’s Post-2004 Account will be 100% vested and non-forfeitable at all times and shall become payable to her or him upon expiration of the deferral election. Any deferral election for this account to a specified future distribution date must be for at least two plan years. All participants must elect no later than December 31, 2007 to receive their Post-2004 Account at the end of her or his deferral period in a lump sum or in annual installments not to exceed 10 years and new participants after December 31, 2007 must elect at the time they become participants to receive their Post-2004 Account at the end of their deferral period in a lump sum or in annual installments not to exceed 10 years.

The DCP sets forth limitations as to Section 162(m) of the Internal Revenue Code of 1986. Also, the intent of the DCP, as written, is to comply with the provisions of Internal Revenue Code Section 409A.

Supplemental Executive Retirement Plan  Executive officers, as do other employees, participate in the Company’s qualified retirement plan, the Northrim Bank Savings Incentive Plan (401-k), to the same extent and subject to the same rules and limitations as the Company’s and the Bank’s other employees. In addition, effective July 1, 1994, the Bank adopted the Northrim Bank Supplemental Executive Retirement Plan (“SERP”) for the benefit of its executive officers. As provided by the SERP, the Company makes annual contributions to participant accounts on January 1 at a percentage rate of annual base salary determined and approved by the Compensation Committee. Earnings, under the SERP, are credited for the year on January 1 and based on the Bank’s average yield on its total assets, less a three year rolling average of net loan charge-offs as a percentage of average loans outstanding for the respective periods. The Compensation Committee and the Board approved an amendment to the SERP, effective January 1, 2004, allowing participants more flexibility in choosing the form of payment of the benefits. The SERP provides for payment of a specified amount to plan beneficiaries or their survivors upon retirement, with early retirement permitted after the participant’s 55th birthday if she or he has been a plan participant for at least five years prior to retirement. Benefits are payable monthly beginning 90 days after retirement, with the amount payable being equal to the total plan account balance for that participant (including interest at a specified fixed rate) divided by 12 months, divided by the number of years over which the participant elects to receive payments, with 15 years being the maximum period over which payout is permitted. If the participant dies prior to commencement of benefits, benefits are paid to the participant’s survivors in equal installments over 15 years unless the Compensation Committee elects to accelerate payment.

Supplemental Executive Retirement Deferred Compensation Plan  The Committee, the Board and management deemed it prudent for the Bank to have life insurance protection on certain executives, considering the out-of-pocket costs related to replacing an executive officer, as well as the intangible, but real loss, due to disruptions in management and loss of existing or new business because of the death of a key individual. For these reasons, the Compensation Committee and the Board authorized the Bank to establish the Supplemental Executive Retirement Deferred Compensation Plan (“SERDCP”), a non-qualified deferred compensation plan. Certain executives, as identified by the Compensation Committee, are entitled to participate in the SERDCP, which is intended to provide a source of funds for their retirement through the Bank’s purchase and ownership of key man insurance coverage in the form of a variable adjustable life policy in the amount approved by the Compensation Committee and the Board for each participant. The annual premium payment covers the cost of providing the Bank with a full death benefit for the face amount of the policy and the executive the deferred compensation retirement benefit or a death benefit to the executive’s beneficiaries in the event of the executive’s death before retirement, with the amount of payment equal to the greater of the policy’s then cash surrender value or the death benefit of the policy. Earnings are based upon the participant’s discretionary selection of investment opportunities available through the insurance provider to develop the cash surrender value of the portion of the premiums paid and allocated for that purpose. In the event of the participant’s retirement or early death before retirement, the then cash surrender value will be paid in a lump sum to either the participant or her or his beneficiaries if this sum is great than the death benefit of the insurance policy on the participant.

Tax and Accounting Treatment of Executive Compensation

  Deductibility of Executive Compensation

The Compensation Committee is aware of the limits set on individual grants to provide for the Company’s deductibility of options and performance-based awards under Section 162(m) of the Internal Revenue Code (the “Code”.) Individual grants of options and stock appreciation rights are limited to 100,000 shares during any three consecutive calendar years; individual grants of restricted stock, restricted stock units, performance shares, and performance units are limited to 50,000 during any three consecutive calendar years; and the maximum value of all awards granted to an individual during any three consecutive calendar years is $1 million. Performance measures are included in the 2004 Plan as required for performance shares and performance units to qualify for exemption under Section 162(m).

  Nonqualified Deferred Compensation

Section 409A of the Internal Revenue Code imposes election, payment and funding requirements on “nonqualified deferred compensation” plans. If a nonqualified deferred compensation arrangement subject to Section 409A of the Code fails to meet, or is not operated in accordance with, the requirements of Section 409A, then compensation deferred under the arrangement may become immediately taxable and subject to a 20% additional tax. Certain awards that may be issued under the plan may constitute a “deferral of compensation” subject to the requirements of Section 409A of the Code.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation earned by our Chief Executive Officer, our Chief Financial Officer and three other most highly compensated officers during 2006, as well as certain other compensation information for the named executive officers during the years indicated:

SUMMARY COMPENSATION TABLE

							Change in
							Pension Value
							and Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

R. Marc Langland,	2006	$281,180	N/A	$20,963	$48,460	$93,204	$63,645	$30,597	$538,049
Chairman, President, Chief Executive Officer
Joseph M. Schierhorn,	2006	$182,709	N/A	$8,868	$21,222	$50,417	$6,402	$26,800	$296,418
Executive Vice President, Chief Financial Officer, Compliance Manager
Christopher N. Knudson,	2006	$228,200	N/A	$10,101	$24,852	$55,200	$13,874	$30,994	$363,221
Executive Vice President, Chief Operating Officer
Joseph M. Beedle,(6)	2006	$120,000	N/A	$9,503	$1,243	$35,484	$2,329	$39,460	$208,019
Executive Vice President, Chief Lending Officer
Victor P. Mollozzi,	2006	$157,825	N/A	$5,218	$12,848	$23,500	$14,486	$17,881	$231,758
Senior Vice President, Senior Credit Officer

(1)	The amounts listed for each executive officer’s stock award represents the portion of the fair value of the award recognized as an expense for financial statement reporting purposes pursuant to SFAS No. 123(R), Share Based Payment and is estimated on the date of grant using a Black-Scholes option pricing model. See details of the assumptions used in valuation of the stock awards in Note 17 — Options to the audited financial statements contained in the Company’s Form 10-K for the fiscal year ended December 31, 2006 that accompanies this Proxy Statement.

(2)	The amount listed for each executive officer’s option award represents the portion of the fair value of the award recognized as an expense for financial statement reporting purposes pursuant to SFAS No. 123(R), Share Based Payment and is estimated on the date of grant using a Black-Scholes option pricing model. See details of the assumptions used in valuation of the option awards in Note 17 — Options to the audited financial statements contained in the Company’s Form 10-K for the fiscal year ended December 31, 2006 that accompanies this Proxy Statement.

(3)	The amount listed for each executive officer represents the individual’s cash incentive award for 2006, but paid in 2007, as calculated according to the provisions of the Company’s Incentive Plan and/or LUIP approved by the Compensation Committee. See Non-Equity Incentive Plan Awards and Employment Agreements contained herein this Proxy Statement. Mr. Mollozzi is the only executive officer that participated in the LUIP. The total amount of $23,500 paid to Mr. Mollozzi in 2007 for 2006 performance includes $11,000 awarded under the Incentive Plan and $12,500 awarded under the LUIP. See Loan Unit Incentive Plan contained herein this Proxy Statement.

(4)	The amount listed for each executive officer under this category is the excess earnings on the executive officer’s account over 120% of the federal rate for 2006 and is comprised of the following items for each executive:

The aggregate total of excess earnings disclosed for Mr. Langland is equal to the amounts of $3,692, $8,906, and $51,047, under the Company’s DCP, SERP, and SERDCP, respectively.

The amount of $6,402 disclosed for Mr. Schierhorn represents excess earnings under the Company’s SERDCP.

The aggregate total of excess earnings disclosed for Mr. Knudson is equal to the amounts of $1,699 and $12,175, under the Company’s SERP and SERDCP, respectively.

The aggregate total of excess earnings disclosed for Mr. Beedle is equal to the amounts of $84 and $2,245 under the Company’s SERP and SERDCP, respectively.

The aggregate total of excess earnings disclosed for Mr. Mollozzi is equal to the amounts of $1,409 and $13,077 under the Company’s SERP and SERDCP, respectively.

(5)	The amount listed for each executive represents items of compensation not reflected elsewhere in this Summary Compensation Table:

The aggregate total of all other compensation disclosed for Mr. Langland is equal to the amounts of $22,000 and $8,597, representing contributions to the Company’s 401-k savings plan for Mr. Langland and a car lease, respectively.

The aggregate total of all other compensation disclosed for Mr. Schierhorn is equal to the amounts of $22,000 and $4,800, representing contributions to the Company’s 401-k savings plan for Mr. Schierhorn and a car allowance, respectively.

The aggregate total of all other compensation disclosed for Mr. Knudson is equal to the amounts of $22,000, $2,444, and $6,550, representing contributions to the Company’s 401-k savings plan for Mr. Knudson, car lease, and car allowance, respectively.

The aggregate total of all other compensation disclosed for Mr. Beedle is equal to the amounts of $5,250 and $34,210, representing a car allowance and relocation assistance, respectively.

The amount of $17,881 disclosed for Mr. Mollozzi is equal to the amount contributed to the Company’s 401-k savings plan for Mr. Mollozzi.

(6)	Mr. Beedle’s annual base salary, effective his date of hire, May 15, 2006, was $195,000. The reported amounts are based upon Mr. Beedle’s date of hire and service until year-end December 31, 2006.

Employment Agreements

The Company and the Compensation Committee share the philosophy that employment agreements serve to further strengthen the relationships between the Company, its key executives and, ultimately, its shareholders, particularly in light of the highly competitive climate in which the Bank and the Company currently operate. The Compensation Committee approved and the Company adopted amended and restated employment agreements for R. Marc Langland, Chairman, President and Chief Executive Officer, Joseph M. Schierhorn, Executive Vice President and Chief Financial Officer and Compliance Manager, Christopher N. Knudson, Executive Vice President and Chief Operating Officer, Joseph M. Beedle, Executive Vice President and Chief Lending Officer, and Victor P. Mollozzi, Senior Vice President and Senior Credit Officer, each becoming effective on January 1, 2007 and continuing through December 31, 2007. There were no material changes to these employment agreements, which were primarily updated to comply with the provisions of Internal Revenue Code Section 409A. Each employment agreement between the Company and the named executive will automatically renew on January 1, 2008 and each succeeding January 1, for one more year, unless either party gives written notice of intent not to renew no later than 90 days prior to expiration of the term. Each of the amended and restated employment agreements, effective January 1, 2007, summarized below is listed and filed with the SEC as an Exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

R. Marc Langland

The amended and restated employment agreement made and entered into between the Company, the Bank, and R. Marc Langland, our Chairman, President and Chief Executive Officer, as updated to comply with Internal Revenue Code Section 409A, reflects Mr. Langland’s current annual salary, $324,000, and his eligibility to receive, under the Incentive Plan, an annual target bonus equal to 40% of base salary, the amount payable for ambitious, but expected, results as determined by the Compensation Committee and the Board. The annual bonus may be more or less than this amount at the Compensation Committee’s and the Board’s discretion but may not exceed the maximum of 50% of annual base salary. Mr. Langland is entitled to receive an annual contribution equal to 20% of annual base salary in accordance with the Company’s SERP, which may be adjusted at the Compensation Committee’s and the Board’s discretion. Interest on the accruing contributions is credited based on the average yield of the Bank’s assets less a three year moving average rate of loan charge-offs. Mr. Langland’s employment agreement also provides for his participation in the Company’s SERDCP which is designed to provide the Bank with key man insurance protection for $2.5 million and a future retirement benefit for Mr. Langland. Mr. Langland is entitled to an automobile allowance, the reimbursement of reasonable out-of-pocket expenses, as well as reasonable health insurance, disability and other employee benefits on a basis at least as favorable as that accorded to any other officer. Under the employment agreement, Mr. Langland agrees to the Covenant Not To Compete which stipulates that for a period of two years following termination of his agreement, or one year upon following the close of a transaction constituting a change of control, he will not be directly or indirectly employed by or own any business activity that is competitive with the Company or Bank. Mr. Langland also agrees to, during his employment and afterwards, to hold in strict confidence, the Company’s and the Bank’s confidential information. As defined in his employment agreement, Mr. Langland is also entitled to the severance benefits discussed herein under the heading, Potential Payments Upon Termination or Change of Control, beginning on page 16.

Joseph M. Schierhorn

The amended and restated employment agreement made and entered into between the Company, the Bank, and Joseph M. Schierhorn, our Executive Vice President and Chief Financial Officer and Compliance Manager, as updated to comply with Internal Revenue Code Section 409A, reflects Mr. Schierhorn’s current annual salary, $185,072, and his eligibility to receive, under the Company’s Incentive Plan, an annual target bonus equal to 30% of base salary, the amount payable for ambitious, but expected, results as determined by the Compensation Committee and the Board. The bonus may be more or less than this amount at the Compensation Committee’s and the Board’s discretion but may not exceed the maximum of 40% of base salary. Mr. Schierhorn is entitled to receive an annual contribution equal to 5% of annual base salary in accordance with the Company’s SERP, which may be adjusted at the Compensation Committee’s and the Board’s discretion. Interest on the accruing contributions is credited based on the average yield of the Bank’s assets less a three year moving average rate of loan charge-offs. Mr. Schierhorn’s agreement also provides for his participation in the Company’s SERDCP which is designed to provide the Bank with key man insurance protection for $1 million and a future retirement benefit for Mr. Schierhorn. Mr. Schierhorn is also entitled to an automobile allowance, the reimbursement of reasonable out-of-pocket expenses, as well as health insurance, disability and other employee benefits on a basis at least as favorable as that accorded to any other officer. As defined in his employment agreement, Mr. Schierhorn is also entitled to the severance benefits discussed herein under the heading, Potential Payments Upon Termination or Change of Control, beginning on page 16.

Christopher N. Knudson

The amended and restated employment agreement made and entered into between the Company, the Bank, and Christopher N. Knudson, our Executive Vice President and Chief Operating Officer, as updated to comply with Internal Revenue Code Section 409A, reflects Mr. Knudson’s current annual salary, $230,000, and his eligibility to receive, under the Company’s Incentive Plan, an annual target bonus equal to 30% of base salary, the amount payable for ambitious, but expected, results as determined by the Committee and the Board. The bonus may be more or less than this amount at the Committee’s and the Board’s discretion but may not exceed the maximum of 40% of base salary. Mr. Knudson is entitled to receive an annual contribution equal to 15% of annual base salary in accordance with the Company’s SERP, which may be adjusted at the Committee’s and the board’s discretion. Interest on the accruing contributions is credited based on the average yield of the Bank’s assets less a three year moving average rate of loan charge-offs. Mr. Knudson’s agreement also provides for his participation in the Company’s SERDCP which is designed to provide the Bank with key man insurance protection for $2,230,000 and a future retirement benefit for Mr. Knudson. Mr. Knudson is entitled to an automobile allowance, the reimbursement of reasonable out-of-pocket expenses, as well as reasonable health insurance, disability and other employee benefits on a basis at least as favorable as that accorded to any other officer. As defined in his employment agreement, Mr. Knudson is also entitled to the severance benefits discussed herein under the heading, Potential Payments Upon Termination or Change of Control, beginning on page 16.

Joseph M. Beedle

The amended and restated employment agreement made and entered into between the Company, the Bank, and Joseph M. Beedle, our Executive Vice President and Chief Lending Officer, as updated to comply with Internal Revenue Code Section 409A, reflects Mr. Beedle’s current annual salary, $195,000, and his eligibility to receive, under the Company’s Incentive Plan, an annual target bonus equal to 30% of base salary, the amount payable for ambitious, but expected, results as determined by the Committee and the Board. The bonus may be more or less than this amount at the Committee’s and the Board’s discretion but may not exceed the maximum of 40% of base salary. Mr. Beedle is entitled to receive an annual contribution equal to 10% of annual base salary in accordance with the Company’s SERP, which may be adjusted at the Committee’s and the board’s discretion. Interest on the accruing contributions is credited based on the average yield of the Bank’s assets less a three year moving average rate of loan charge-offs. Mr. Beedle’s agreement also provides for his participation in the Company’s SERDCP which is designed to provide the bank with key man insurance protection for $2 million and a future retirement benefit for Mr. Beedle. Mr. Beedle is entitled to an automobile allowance, the reimbursement of reasonable out-of-pocket expenses, as well as reasonable health insurance, disability and other employee benefits on a basis at least as favorable as that accorded to any other officer. As defined in his employment agreement, Mr. Beedle is also entitled to the severance benefits discussed herein under the heading, Potential Payments Upon Termination or Change of Control beginning on page 16.

Victor P. Mollozzi

The amended and restated employment agreement made and entered into between the Company, the Bank, and Victor P. Mollozzi, our Senior Vice President and Senior Credit Officer as updated to comply with Internal Revenue Code Section 409A, reflects Mr. Mollozzi’s current annual salary, $158,620 and his eligibility to receive, under the Company’s Incentive Plan, an annual target bonus equal to 25% of base salary, the amount payable for ambitious, but expected, results as determined by the Committee and the Board. The bonus may be more or less than this amount at the Committee’s and the Board’s discretion but may not exceed the maximum of 35% of base salary. Mr. Mollozzi is entitled to receive an annual contribution equal to 5% of annual base salary in accordance with the

Company’s SERP, which may be adjusted at the Committee’s and the Board’s discretion. Interest on the accruing contributions is credited based on the average yield of the Bank’s assets less a three year moving average rate of loan charge-offs. Mr. Mollozzi’s agreement also provides for his participation in the Company’s SERDCP which is designed to provide the Bank with key man insurance protection for $1 million and a future retirement benefit for Mr. Mollozzi. Mr. Mollozzi is entitled to the reimbursement of reasonable out-of-pocket expenses, as well as reasonable health insurance, disability and other employee benefits. As defined in his employment agreement, Mr. Mollozzi is also entitled to the severance benefits discussed herein under the heading, Potential Payments Upon Termination or Change of Control, beginning on page 16.

Potential Payments Upon Termination or Change in Control

The following summaries set forth potential payments payable to our named executive officers in the event of termination of their employment or a change of control of the Company or the Bank under the provisions of their employment agreements that became effective January 1, 2007 and under the Company’s executive Incentive Plan. The discussions are based upon the following assumptions: (1) the actual bonus amount would be the target award amount reported as a non-equity incentive plan award in the Grants of Plan Based Awards table; and (2) the closing price of the Company’s common stock on December 31, 2006 at $26.60/share.

R. Marc Langland

If the Company terminates Mr. Langland’s employment without cause, or if he terminates his employment for good reason, the Company shall pay him, according to terms of the agreement, in a lump sum: (i) all base salary earned and all reimbursable expenses incurred under the agreement through his termination date, plus a pro rata portion of any annual target bonus for the year of termination, payable no later than 45 days following termination date; and (ii) an amount equal to one times his highest base salary over the prior three years, plus an amount equal to one times the target bonus or one times the average bonus paid over the prior three years, whichever is greater, payable on the first day of the month following a period of six months after the termination of his employment, or sooner pursuant to applicable Internal Revenue Code. Mr. Langland is also entitled to the continuation of health and insurance benefits for 18 months following the termination date of his agreement. In the event the Company or the Bank is subjected to a change of control and the employer terminates Mr. Langland’s employment without cause or Mr. Langland terminates his employment for good reason within 730 days of the change of control, then Mr. Langland is entitled to payment, in a lump sum, of all base salary earned and all reimbursable expenses incurred through the termination date and a pro rata portion of any annual target bonus for the year of termination no later than 45 days after his termination date. Mr. Langland is also entitled to an amount equal to one times his highest base salary over the prior three years, plus an amount equal to one times the target bonus or one times the average bonus paid over the prior three years, whichever is greater, to be paid on the first day of the month following a period of six months after the termination of employment or sooner, pursuant to applicable Internal Revenue Code. If the Company or the Bank is subjected to a change of control, any outstanding stock option grants or stock awards, according to the provisions of those agreements, held by Mr. Langland would not automatically vest, if the awards were not assumed by or replaced with comparable awards by the successor company, in which case the Compensation Committee may, in its sole discretion, immediately vest all shares. As provided by the agreement, if the Company terminates Mr. Langland’s employment on account of any mental or physical disability that prevents him from performing his duties, then Mr. Langland is entitled to one lump sum payment, on the first day of the month following a period of six months after employment was terminated, of all base salary earned and reimbursable expenses incurred through the termination date and a pro rata portion of any annual target bonus for the year of termination, as well as full base salary and health and dental insurance benefits provided, at the Company’s expense, for one year following the termination date. If Mr. Langland’s employment agreement is terminated due to his death, under the terms of the agreement, his beneficiaries will receive that portion of his base salary that otherwise would have been paid to him for the month in which his death occurred and any other amounts due him pursuant to the Company’s pension plan, any supplemental deferred compensation plan, and any other death, insurance, employee benefit plan or stock benefit plan provided to him by the Company according to the terms of the respective plans.

Based upon the assumption that Mr. Langland’s employment agreement was terminated under each of these circumstances on December 31, 2006, the payments and benefits have an estimated value of:

Potential Payments Upon Termination/Change of Control
Name	Salary	Bonus	Cash	Benefits

R. Marc Langland
Term by Employer Without Cause	$5,407	$93,204	$374,384	$27,618
By Executive For Good Reason	$5,407	$93,204	$374,384	$27,618
Term by Employer for Cause	$5,407	$0	$0	$0
By Executive Without Good Reason	$5,407	$0	$0	$0
Change in Control:
Without Cause	$5,407	$93,204	$374,384	$27,618
For Good Reason within 730 days of change in control	$5,407	$93,204	$374,384	$27,618
Death	$5,407	$93,204	$0	$1,754,915
Disability	$5,407	$93,204	$96,000	$18,412

Joseph M. Schierhorn

If the Company terminates Mr. Schierhorn’s employment without cause, or if he terminates his employment for good reason, the Company shall pay him, according to terms of the agreement, in a lump sum: (i) all base salary earned and all reimbursable expenses incurred under the agreement through his termination date, plus a pro rata portion of any annual target bonus for the year of termination, payable no later than 45 days following termination date; and (ii) an amount equal to two times his highest base salary over the prior three years, plus an amount equal to two times the target bonus or two times the average bonus paid over the prior three years, whichever is greater, payable on the first day of the month following a period of six months after termination of his employment, or sooner pursuant to applicable Internal Revenue Code. Mr. Schierhorn is also entitled to the continuation of health and insurance benefits for 18 months following the termination of his agreement. In the event the Company or the Bank is subjected to a change of control and the employer terminates Mr. Schierhorn’s employment without cause or Mr. Schierhorn terminates his employment for good reason within 730 days of the change of control, then Mr. Schierhorn is entitled to payment, in a lump sum, of all base salary earned and all reimbursable expenses incurred through the termination date and a pro rata portion of any annual target bonus for the year of termination, no later than 45 days after his termination date. Mr. Schierhorn is also entitled to an amount equal to two times his highest base salary over the prior three years, plus an amount equal to two times the target bonus or two times the average bonus paid over the prior three years, whichever is greater, to be paid on the first day of the month following a period of six months after the termination of employment or sooner, pursuant to applicable Internal Revenue Code. If the Company or the Bank is subjected to a change of control, any outstanding stock option grants or stock awards, according to the provisions of their agreements, held by Mr. Schierhorn would not automatically vest, if the awards were not assumed by or replaced with comparable awards by the successor company, in which case the Compensation Committee may, in its sole discretion, immediately vest all shares. As provided by the agreement, if the Company terminates Mr. Schierhorn’s employment on account of any mental or physical disability that prevents him from performing his duties, then Mr. Schierhorn is entitled to one lump sum payment, on the first day of the month following a period of six months after employment was terminated, of all base salary earned and reimbursable expenses incurred through the termination date and a pro rata portion of any annual target bonus for the year of termination, as well as full base salary and health and dental insurance benefits, provided at the Company’s expense, for one year following the termination date. If Mr. Schierhorn’s employment agreement is terminated due to his death, under the terms of the agreement, his beneficiaries will receive that portion of his base salary that otherwise would have been paid to him for the month in which his death occurred and any other amounts due him pursuant to the Company’s pension plan, any supplemental deferred compensation plan, and any other death, insurance, employee benefit plan or stock benefit plan provided to him by the Company according to the terms of the respective plans.

Based upon the assumption that Mr. Schierhorn’s employment agreement was terminated under each of these circumstances on December 31, 2006, the payments and benefits have an estimated value of:

Potential Payments Upon Termination/Change of Control

Name	Salary	Bonus	Cash	Benefits

Joseph M. Schierhorn
Term by employer without cause	$3,514	$50,417	$466,252	$35,913
By executive for good reason	$3,514	$50,417	$466,252	$35,913
Term by employer for cause	$3,514	$0	$0
By executive without good reason	$3,514	$0	$0
Change in control:
Without cause	$3,514	$50,417	$466,252	$35,913
For good reason within 730 days of change in control	$3,514	$50,417	$466,252	$35,913
Death	$3,514	$50,417	$0	$173,119
Disability	$3,514	$50,417	$74,029	$23,942

Christopher N. Knudson

If the Company terminates Mr. Knudson’s employment without cause, or if he terminates his employment for good reason, the Company shall pay him, according to terms of the agreement, in a lump sum: (i) all base salary earned and all reimbursable expenses incurred under the agreement through his termination date, plus a pro rata portion of any annual target bonus for the year of termination, payable no later than 45 days following termination date; and (ii) an amount equal to two times his highest base salary over the prior three years, plus an amount equal to two times the target bonus or two times the average bonus paid over the prior three years, whichever is greater, payable on the first day of the month following a period of six months after the termination of his employment, or sooner pursuant to applicable Internal Revenue Code. Mr. Knudson is also entitled to the continuation of health and dental insurance benefits for 18 months at the Company’s expense following the termination date of his agreement. In the event the Company or the Bank is subjected to a change of control and the employer terminates Mr. Knudson’s employment without cause or Mr. Knudson terminates his employment for good reason within 730 days of the change of control, then Mr. Knudson is entitled to payment, in a lump sum, of all base salary earned and all reimbursable expenses incurred through the termination date and a pro rata portion of any annual target bonus for the year of termination, no later than 45 days after his termination date. Mr. Knudson is also entitled to an amount equal to two times his highest base salary over the prior three years, plus an amount equal to two times the target bonus or two times the average bonus paid over the prior three years, whichever is greater, to be paid on the first day of the month following a period of six months after the termination of employment or sooner, pursuant to applicable Internal Revenue Code. If the Company or the Bank is subjected to a change of control, any outstanding stock option grants or stock awards, according to the provisions of those agreements, held by Mr. Knudson would not automatically vest, if the awards were not assumed by or replaced with comparable awards by the successor company, in which case the Compensation Committee may, in its sole discretion, immediately vest all shares. As provided by the agreement, if the Company terminates Mr. Knudson’s employment on account of any mental or physical disability that prevents him from performing his duties, then Mr. Knudson is entitled to one lump sum payment, on the first day of the month following a period of six months after employment was terminated, of all base salary earned and reimbursable expenses incurred through the termination date and a pro rata portion of any annual target bonus for the year of termination, as well as full base salary and health and dental insurance benefits provided at the Company’s expense for one year following the termination date. If Mr. Knudson’s employment agreement is terminated due to his death, under the terms of the agreement, his beneficiaries will receive that portion of his base salary that otherwise would have been paid to him for the month in which his death occurred and any other amounts due him pursuant to the Company’s pension plan, any supplemental deferred compensation plan, and any other death, insurance, employee benefit plan or stock benefit plan provided to him by the Company according to the terms of the respective plans.

Based upon the assumption that Mr. Knudson’s employment agreement was terminated under each of these circumstances on December 31, 2006, the payments and benefits have an estimated value of:

Potential Payments Upon Termination/Change of Control

Name	Salary	Bonus	Cash	Benefits

Christopher N. Knudson
Term by employer without cause	$4,388	$55,200	$566,800	$35,913
By executive for good reason	$4,388	$55,200	$566,800	$35,913
Term by employer for cause	$4,388	$0	$0	$0
By executive without good reason	$4,388	$0	$0	$0
Change in control:
Without cause	$4,388	$55,200	$566,800	$35,913
For good reason within 730 days of change in control	$4,388	$55,200	$566,800	$35,913
Death	$4,388	$55,200	$0	$561,832
Disability	$4,388	$55,200	$92,000	$23,942

Joseph M. Beedle

If the Company terminates Mr. Beedle’s employment without cause, or if he terminates his employment for good reason, the Company shall pay him, according to terms of the agreement, in a lump sum: (i) all base salary earned and all reimbursable expenses incurred under the agreement through his termination date, plus a pro rata portion of any annual target bonus for the year of termination, payable no later than 45 days following his termination date; and (ii) an amount equal to two times his highest base salary over the prior three years, plus an amount equal to two times the target bonus or two times the average bonus paid over the prior three years, whichever is greater, payable on the first day of the month following a period of six months after the termination of his employment, or sooner pursuant to Internal Revenue Code. Mr. Beedle is also entitled to the continuation of health and dental insurance benefits for 18 months at the Company’s expense following the termination date of his agreement. In the event the Company or the Bank is subjected to a change of control and the employer terminates Mr. Beedle’s employment without cause or Mr. Beedle terminates his employment for good reason within 730 days of the change of control, then Mr. Beedle is entitled to payment, in a lump sum, of all base salary earned and all reimbursable expenses incurred through the termination date and a pro rata portion of any annual target bonus for the year of termination no later than 45 days after his termination date. Mr. Beedle is also entitled to an amount equal to two times his highest base salary over the prior three years, plus an amount equal to two times the target bonus or two times the average bonus paid over the prior three years, whichever is greater, to be paid on the first day of the month following a period of six months after termination of his employment or sooner, pursuant to applicable Internal Revenue Code. If the Company or the Bank is subjected to a change of control, any outstanding stock option grants or stock awards, according to the provisions of their agreements, held by Mr. Beedle would not automatically vest, if the awards were not assumed by or replaced with comparable awards by the successor company, in which case the Compensation Committee may, in its sole discretion, immediately vest all shares. As provided by the agreement, if the Company terminates Mr. Beedle’s employment on account of any mental or physical disability that prevents him from performing his duties, then Mr. Beedle is entitled to one lump sum payment, on the first day of the month following a period of six months after employment was terminated, of all base salary earned and reimbursable expenses incurred through the termination date and a pro rata portion of any annual target bonus for the year of termination, as well as full base salary and health and dental insurance benefits, provided at the Company’s expense, for one year following the termination date. If Mr. Beedle’s employment agreement is terminated due to his death, under the terms of the agreement, his beneficiaries will receive that portion of his base salary that otherwise would have been paid to him for the month in which his death occurred and any other amounts due him pursuant to the Company’s pension plan, any supplemental deferred compensation plan, and any other death, insurance, employee benefit plan or stock benefit plan provided to him by the Company according to the terms of the respective plans.

Based upon the assumption that Mr. Beedle’s employment agreement was terminated under each of these circumstances on December 31, 2006, the payments and benefits have an estimated value of:

Potential Payments Upon Termination/Change of Control

Name	Salary	Bonus	Cash	Benefits

Joseph M. Beedle
Term by Employer Without Cause	$3,750	$35,484	$460,968	$27,618
By Executive for Good Reason	$3,750	$35,484	$460,968	$27,618
Term by Employer for Cause	$3,750	$0	$0	$0
By Executive Without Good Reason	$3,750	$0	$0	$0
Change in Control:
Without Cause	$3,750	$35,484	$460,968	$27,618
For Good Reason within 730 days of change in control	$3,750	$35,484	$460,968	$27,618
Death	$3,750	$35,484	$0	$68,613
Disability	$3,750	$35,484	$78,000	$18,412

Victor P. Mollozzi

If the Company terminates Mr. Mollozzi’s employment without cause, the Company shall pay him, according to terms of the agreement, in a lump sum: (i) all base salary earned and all reimbursable expenses incurred under the agreement through his termination date, plus a pro rata portion of any annual target bonus for the year of termination, payable no later than 45 days following his termination date; and (ii) an amount equal to one times his highest base salary over the prior three years, plus an amount equal to one times the target bonus or one times the average bonus paid over the prior three years, whichever is greater, payable on the first day of the month following a period of six months after termination of employment, or sooner pursuant to Internal Revenue Code. Mr. Mollozzi is also entitled to the continuation of health and dental insurance benefits for 18 months at the Company’s expense following the termination date of his agreement. In the event the Company or the Bank is subjected to a change of control and the employer terminates Mr. Mollozzi’s employment without cause within 730 days of the change of control, then Mr. Mollozzi is entitled to payment, in a lump sum, of all base salary earned and all reimbursable expenses incurred through the termination date and a pro rata portion of any annual target bonus for the year of termination no later than 45 days after his termination date. Mr. Mollozzi is also entitled to an amount equal to one times his highest base salary over the prior three years, plus an amount equal to one times the target bonus or one times the average bonus paid over the prior three years, whichever is greater, to be paid on the first day of the month following a period of six months after termination of his employment or sooner, pursuant to applicable Internal Revenue Code. If the Company or the Bank is subjected to a change of control, any outstanding stock option grants or stock awards, according to the provisions of their agreements, held by Mr. Mollozzi would not automatically vest, if the awards were not assumed by or replaced with comparable awards by the successor company, in which case the Compensation Committee may, in its sole discretion, immediately vest all shares. As provided by the agreement, if the Company terminates Mr. Mollozzi’s employment on account of any mental or physical disability that prevents him from performing his duties, then Mr. Mollozzi is entitled to one lump sum payment, on the first day of the month following a period of six months after employment was terminated, of all base salary earned and reimbursable expenses incurred through the termination date and a pro rata portion of any annual target bonus for the year of termination, as well as full base salary and health and dental insurance benefits, provided at the Company’s expense, for one year following the termination date. If Mr. Mollozzi’s employment agreement is terminated due to his death, under the terms of the agreement, his beneficiaries will receive that portion of his base salary that otherwise would have been paid to him for the month in which his death occurred and any other amounts due him pursuant to the Company’s pension plan, any supplemental deferred compensation plan, and any other death, insurance, employee benefit plan or stock benefit plan provided to him by the Company according to the terms of the respective plans.

Based upon the assumption that Mr. Mollozzi’s employment agreement was terminated under each of these circumstances on December 31, 2006, the payments and benefits have an estimated value of:

Potential Payments Upon Termination/Change of Control

Name	Salary	Bonus	Cash	Benefits

Victor P. Mollozzi
Term by Employer Without Cause	$3,035	$23,500	$362,650	$13,825
By Executive For Good Reason	$3,035	$23,500	$362,650	$13,825
Term by Employer for Cause	$3,035	$0	$0	$0
By Executive Without Good Reason	$3,035	$0	$0	$0
Change in Control:
Without Cause	$3,035	$23,500	$362,650	$13,825
For Good Reason within 730 days of change in control	$3,035	$23,500	$362,650	$13,825
Death	$3,035	$23,500	$0	$329,855
Disability	$3,035	$23,500	$63,448	$9,217

Grants of Plan-Based Awards

The Compensation Committee approved awards under our Incentive Plan and awarded stock options and restricted stock grants under our 2004 Plan to our named executive officers during 2006. Set forth below is information regarding awards granted during 2006:

GRANTS OF PLAN-BASED AWARDS

					All Other	All Other		Grant Date
					Stock Awards:	Option Awards:		Fair
		Estimated Future Payouts			Number of	Number of	Exercise or	Value of
		Under Non-Equity			Shares of	Securities	Base Price	Stock and
		Incentive Plan Awards			Stock or	Underlying	of Option	Option
	Grant	Threshold	Target ($)	Maximum	Units (#)	Options	Awards	Awards
Name	Date	($)	(1)	($)	(2)(3)	(#) (4)	($/Sh) (5)(6)	($)(7)

R. Marc Langland	11/1/2006	—	$93,204	—	1,574	4,723	$27.24	$89,114
Joseph M. Schierhorn	11/1/2006	—	$50,417	—	762	2,285	$27.24	$43,127
Christopher N. Knudson	11/1/2006	—	$55,200	—	762	2,285	$27.24	$43,127
Joseph M. Beedle	5/15/2006	—	—	—	1,575	—	$23.86	$37,580
	11/1/2006	—	$35,484	—	762	2,285	$27.24	$43,127
Victor P. Mollozzi	11/1/2006	—	$23,500	—	355	1,066	$27.24	$20,106

(1)	Amounts represent payouts to the executives as determined under the Company’s Incentive Plan and/or LUIP for 2006 performance but paid in 2007 as approved by the Compensation Committee. See Non-Equity Incentive Plan Compensation and Employment Agreements herein this Proxy Statement.

(2)	Represents 1,575 Restricted Stock Units, as adjusted for dividends, to Mr. Beedle on May 15, 2006, his date of hire.

(3)	Represents the number of Restricted Stock Units granted to each of the named executive officers on November 1, 2006.

(4)	Represents the number of stock options granted to each of the named executive officers on November 1, 2006.

(5)	Represents the per share exercise price, which is the closing price of the Company’s common stock on the Nasdaq Global Select Market on the date of grant, as adjusted for dividends, Mr. Beedle’s date of hire, May 15, 2006.

(6)	Represents the per share exercise price, which is the closing price of the Company’s common stock on the Nasdaq Global Select Market on the date of grant, November 1, 2006.

(7)	Represents the aggregate total of the number of Restricted Stock Units valued at the closing price of the Company’s stock on date of grant per unit plus the grant date fair value of the number of option shares using a Black-Scholes option pricing model.

Executive Incentive Plan The dollar values reflected in the above table as to estimated future payouts under the Company’s non-equity Incentive Plan to the named executives are based on the formula driven methodology applied to determine the annual cash incentive payouts to plan participants recommended by the Chief Executive Officer.

According to the provisions of the Incentive Plan, the Compensation Committee reviews and approves, subject to the Board’s further approval, the annual cash bonus incentive opportunity for the Chief Executive Officer. The Chief Executive Officer’s cash incentive award is calculated according to the same methodology and same criteria currently prescribed under the Incentive Plan and applied to determining the cash incentive awards to all plan participants. Also, it is the Committee’s practice to measure the Company’s fiscal performance for the given year compared to the previous year, the Chief Executive Officer’s leadership in achieving the Company’s strategic goals, and the level of the Chief Executive Officer’s compensation as compared to like positions within the financial services industry and the Company’s Pacific Northwest peer group. The Compensation Committee and the Board, under the Incentive Plan, may make discretionary adjustments to the Chief Executive’s cash incentive award as deemed appropriate.

Loan Unit Incentive Plan See discussion under Elements of Executive Compensation contained herein this Proxy Statement.

2004 Employee Stock Incentive Plan  The provisions of the 2004 Plan under which the above grants permit the Compensation Committee, with the assistance of legal counsel, flexibility in determining the terms of the stock option agreements and letter agreements for stock and restricted units granted, respectively, as related to the death, disability, retirement and termination of the employee, and in the event of a change in control.

Shares Available for Issuance

The 2004 Plan provides that, of the pool of 300,000 shares available, subject to adjustments for any stock splits, stock dividends, or other changes in the capitalization of the Company, a maximum of 75,000 shares will be available for incentive stock options and a maximum of 200,000 shares will be available for grants of restricted stock, restricted units, performance shares and performance units.

Stock Options

The 2004 Plan provides that the exercise price of incentive stock options and nonqualified stock options or any other awards as set by the Compensation Committee shall in no event be less than 100% of the fair market value of the shares at the close of business on the date of grant. Outstanding options may not be repriced without shareholder approval. All options granted under the 2004 Plan will expire not more than 10 years from the date of grant, except in the case of nonqualified stock options which may be subject to a shorter or longer period of time established by the Compensation Committee. Each option is exercisable subject to the vesting schedule determined by the Committee. The exercise price for shares purchased upon the exercise of an option must be paid in cash or such other consideration, including shares of the Company’s common stock, as the Compensation Committee deems acceptable.

Stock Awards

Stock awards are earned and vest over a period of at least three years and can be governed by such conditions, restrictions and contingencies as the Compensation Committee can determine at its discretion, conditions such as continuous service and/or the achievement of performance goals. The stock awards will be in the form of restricted stock, restricted units, performance shares and performance units.

Stock Appreciation Rights

The 2004 Plan also authorizes the grants of stock appreciation rights, which are grants of rights that entitle the holder to payment equal to the difference between the fair market value of a share at the time of grant versus the fair market value at the time the stock appreciation right is exercised. Stock appreciation rights may be granted in connection with options or separately. Similarly, the 2004 Plan authorizes the grant of dividend equivalent rights, either in connection with other awards (particularly stock awards and stock appreciation rights) or separately.

Administration

Historically, it has been the Compensation Committee’s overall practice to consider and grant stock based incentives to employees in the fourth quarter of the Company’s fiscal year. In the fourth quarter of 2006, the Compensation Committee, as in the past, analyzed and considered, the estimated impact of proposed grants on the Company’s income statement, as well as the potential dilution from options outstanding and available for future grant. The Compensation Committee also considered total stock awards granted as a percentage of fully diluted shares outstanding and compared that amount to peer group median information provided by the Company’s benefit consultant and determined that the Company’s ratios related to potential dilution were well below its peer group median.

Amendment and Termination

The 2004 Plan may be modified, amended or terminated by the Board, except that shareholder approval is required for any amendment which increases the number of shares subject to the 2004 Plan other than in the cases of certain automatic adjustments such as changes in capitalization; which increases or expands the category of eligible recipients, or whenever applicable law requires that a proposed amendment of the 2004 Plan receive shareholder approval. The Board or Compensation Committee may amend the terms and conditions of outstanding stock options as long as such amendments do not terminate the option or otherwise adversely affect the holders of such stock options without the holders’ consent.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity award holdings held by our named executive officers as of December 31, 2006:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
	Number of	Number of
	Securities	Securities			Stock Awards
	Underlying	Underlying	Option		Number of	Market Value of
	Unexercised	Unexercised	Exercise	Option	Shares or	Shares or Units of
	Options (#)	Options (#)	Price	Expiration	Units of Stock That	Stock That Have
Name	Exerciseable	Unexerciseable	($)	Date	Have Not Vested (#)	Not Vested ($)
		(1)			(2)

R. Marc Langland	—	4,723	$27.24	11/1/2016	4,029	$107,171.40
	975	1,951	$23.42	11/3/2015	—	—
	1,422	2,847	$23.42	11/3/2015	—	—
	1,998	999	$22.01	12/15/2014	—	—
	3,029	1,514	$22.01	12/15/2014	—	—
	5,100	—	$13.33	4/3/2013	—	—
	7,499	—	$13.33	4/3/2013	—	—
	6,597	—	$11.88	10/4/2011	—	—
	8,417	—	$11.88	10/4/2011	—	—
	1,724	—	$7.52	10/5/2010	—	—
	13,290	—	$7.52	10/5/2010	—	—
	3,166	—	$7.94	10/7/2009	—	—
	12,598	—	$7.94	10/7/2009	—	—
	1,519	—	$11.29	10/1/2008	—	—
	3,858	—	$11.29	10/1/2008	—	—
	12,930	—	$8.79	1/13/2008	—	—

(1)	The number of securities underlying unexercised options unexerciseable as of December 31, 2006 total 12,034 in the aggregate and vest as follows:

November 1, 2007	1,574
November 3, 2007	2,400
December 15, 2007	2,513
November 1, 2008	1,575
November 3, 2008	2,399
November 1, 2009	1,574

(2)	The number of shares or units of stock that have not vested as of December 31, 2006 total 4,029 in the aggregate and vest as follows:

December 15, 2007	1,256
November 3, 2008	1,199
November 1, 2009	1,574

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
	Number of	Number of
	Securities	Securities			Stock Awards
	Underlying	Underlying	Option		Number of	Market Value of
	Unexercised	Unexercised	Exercise	Option	Shares or	Shares or Units of
	Options (#)	Options (#)	Price	Expiration	Units of Stock That	Stock That Have
Name	Exerciseable	Unexerciseable	($)	Date	Have Not Vested (#)	Not Vested ($)
		(1)			(2)

Joseph M. Schierhorn	—	2,285	$27.24	11/1/2016	1,779	$47,321.40
	114	229	$23.42	11/3/2015	—	—
	951	1,902	$23.42	11/3/2015	—	—
	1,936	968	$22.01	12/15/2014	—	—
	375	—	$13.33	4/3/2013	—	—
	7,499	—	$13.33	4/3/2013	—	—
	5,775	—	$11.88	10/4/2011	—	—
	3,465	—	$7.52	10/5/2010	—	—
	4,245	—	$7.94	10/7/2009	—	—
	2,401	—	$11.29	10/1/2008	—	—
	2,841	—	$8.23	10/2/2007	—	—

(1)	The number of securities underlying unexercised options unexerciseable as of December 31, 2006 total 5,384 in the aggregate and vest as follows:

November 1, 2007	762
November 3, 2007	1,065
December 15, 2007	968
November 1, 2008	762
November 3, 2008	1,066
November 1, 2009	761

(2)	The number of shares or units of stock that have not vested as of December 31, 2006 total 1,779 in the aggregate and vest as follows:

December 15, 2007	484
November 3, 2008	533
November 1, 2009	762

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
		Number of
	Number of	Securities
	Securities	Underlying			Number of	Market Value
	Underlying	Unexercised			Shares or Units	of Shares or
	Unexercised	Options (#)		Option	of Stock That	Units of Stock
	Options (#)	Unexerciseable	Option Exercise	Expiration	Have Not Vested	That Have Not
Name	Exerciseable	(1)	Price ($)	Date	(#)(2)	Vested ($)

Christopher N. Knudson	—	2,285	$27.24	11/1/2016	1,947	$51,790.20
	114	229	$23.42	11/3/2015	—	—
	951	1,902	$23.42	11/3/2015	—	—
	2,607	1,303	$22.01	12/15/2014	—	—
	2,475	—	$13.33	4/3/2013	—	—
	7,499	—	$13.33	4/3/2013	—	—
	1,399	—	$11.88	10/4/2011	—	—
	8,417	—	$11.88	10/4/2011	—	—
	9,817	—	$7.52	10/5/2010	—	—
	10,914	—	$7.94	10/7/2009	—	—

(1)	The number of securities underlying unexercised options unexerciseable as of December 31, 2006 total 5,719 in the aggregate and vest as follows:

November 1, 2007	762
November 3, 2007	1,066
December 15, 2007	1,303
November 1, 2008	762
November 3, 2008	1,065
November 1, 2009	761

(2)	The number of shares or units of stock that have not vested as of December 31, 2006 total 1,947 in the aggregate and vest as follows:

December 15, 2007	652
November 3, 2008	533
November 1, 2009	762

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Number of
	Number of	Securities
	Securities	Underlying			Number of	Market Value
	Underlying	Unexercised			Shares or Units	of Shares or
	Unexercised	Options (#)		Option	of Stock That	Units of Stock
	Options (#)	Unexerciseable	Option Exercise	Expiration	Have Not Vested	That Have Not
Name	Exerciseable	(1)	Price ($)	Date	(#)(2)	Vested ($)

Joseph M. Beedle	—	2,285	$27.24	11/1/2016	2,337	$62,164.20

(1)	The number of securities underlying unexercised options unexerciseable as of December 31, 2006 total 2,285 in the aggregate and vest as follows:

November 1, 2007	762
November 1, 2008	762
November 1, 2009	761

(2)	The number of shares or units of stock that have not vested as of December 31, 2006 total 2,337 in the aggregate and vest as follows:

May 15, 2009	1,575
November 1, 2009	762

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
		Number of
	Number of	Securities
	Securities	Underlying			Number of	Market Value
	Underlying	Unexercised			Shares or Units	of Shares or
	Unexercised	Options (#)		Option	of Stock That	Units of Stock
	Options (#)	Unexerciseable	Option Exercise	Expiration	Have Not Vested	That Have Not
Name	Exerciseable	(1)	Price ($)	Date	(#)(2)	Vested ($)

Victor P. Mollozzi	—	1,066	$27.24	11/1/2016	969	$25,775.40
	76	152	$23.42	11/3/2015	—	—
	634	1,268	$23.42	11/3/2015	—	—
	1,042	522	$22.01	12/15/2014	—	—
	5,250	—	$13.33	4/3/2013	—	—
	5,775	—	$11.88	10/4/2011	—	—
	6,063	—	$7.94	10/7/2009	—	—
	3,747	—	$11.29	10/1/2008	—	—
	4,967	—	$8.79	1/13/2008	—	—

(1)	The number of securities underlying unexercised options unexerciseable as of December 31, 2006 total 3,008 in the aggregate and vest as follows:

November 1, 2007	356
November 3, 2007	710
December 15, 2007	522
November 1, 2008	355
November 3, 2008	710
November 1, 2009	355

(2)	The number of shares or units of stock that have not vested as of December 31, 2006 total 969 in the aggregate and vest as follows:

December 15, 2007	260
November 3, 2008	354
November 1, 2009	355

Option Exercises and Stock Vested

The following table summarizes the aggregate amount of options exercised during the last fiscal year, and the value realized thereon held by our named executive officers as during 2006. No restricted stock vested during 2006.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on Exercise	Value Realized on	Acquired on Vesting	Value Realized on
Name	(#)	Exercise ($)	(#)	Vesting ($)

R. Marc Langland	5,000	$79,315	—	—
Joseph M. Schierhorn	3,539	$62,633	—	—
Christopher N. Knudson	6,918	$100,965	—	—
Joseph M. Beedle	—	—	—	—
Victor P. Mollozzi	5,505	$101,504	—	—

Pension Benefits

The Company does not sponsor or have any provisions under which the named executive officers can participate or have account balances in qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

The following table summarizes the activity related to our nonqualified deferred compensation arrangement during 2006:

NONQUALIFIED DEFERRED COMPENSATION

	Executive	Registrant	Aggregate
	Contributions in Last	Contributions in	Earnings in Last	Aggregate	Aggregate Balance at
	FY ($)	Last FY ($)	FY ($)	Withdrawals/	Last FYE ($)
Name	(1)	(2) (5)	(3) (6)	Distributions ($)	(4)

R. Marc Langland	$40,300	$156,846	$157,572	—	$1,732,915
Joseph M. Schierhorn	—	$54,145	$13,057	—	$151,119
Christopher N. Knudson	—	$89,960	$42,304	—	$539,832
Joseph M. Beedle	—	$105,777	$8,041	—	$68,613
Victor P. Mollozzi	—	$47,893	$31,093	—	$311,974

(1)	The amount of $40,300 listed for Mr. Langland represents his contribution under the Company’s DCP for 2006.

(2)	Includes $64,335, $9,145, $34,250, $16,250, and $7,893 in contributions to the SERP for Messrs. Langland, Schierhorn, Knudson, Beedle , and Mollozzi, respectively, in 2006. Includes $92,511, $45,000, $55,710, $89,527, and $40,000 in contributions to the Company’s SERDCP through payment of annual premiums on variable adjustable life insurance policies in 2006 for Messrs. Langland, Schierhorn, Knudson, Beedle, and Mollozzi, respectively.

(3)	Includes earnings of $22,952 on Mr. Langland’s contributions under the DCP for 2006. Includes earnings of $57,945, $944, $16,722, $575, and $8,613, under the SERP for Messrs. Langland, Schierhorn, Knudson, Beedle, and Mollozzi, respectively. Includes earnings of $76,675, $12,113, $25,582, $7,466, and $22,480 for Messrs. Langland, Schierhorn, Knudson Beedle and Mollozzi, respectively, under the SERDCP.

(4)	Includes $356,557 in Mr. Langland’s plan asset balance under the Company’s DCP for 2006. Includes $901,994, $26,218, $283,084, $16,825, and $131,780 for Messrs. Langland, Schierhorn, Knudson, Beedle, and Mollozzi, respectively, in plan asset balances under the SERP. Includes $474,364, $124,901, $256,748, $51,788, and $180,194 in plan asset balances for Messrs. Langland, Schierhorn, Knudson, Beedle and Mollozzi, respectively, under the SERDCP for 2006.

(5)	In reference to the amount reported in the contributions column (2) above, none of these amounts were reported as compensation in the Summary Compensation Table for the fiscal year ended December 31, 2006.

(6)	A portion of the named executives’ earnings noted in column (3), under the plans in which they are participants, are reported as excess earnings for the fiscal year ended December 31, 2006 under the column in the Summary Compensation Table, Change in Pension Value and Nonqualified Deferred Compensation Earnings with excess earnings identified by footnote to the table.

Director Compensation

Directors who are Company employees receive no additional fee for service as a director. Except for Messrs. Langland and Knudson, the nine remaining named directors are non-officers of the Company and the Bank. Non-officer directors are currently entitled to the payment of $750 for each Board meeting attended and for attendance at each meeting of the committees on which they serve, with the exception of the chairpersons of the Audit and Compensation Committees who receive $1,500 and $1,125, respectively, for each committee meeting attended. In addition, non-officer directors currently receive a $5,000 annual cash retainer and an additional $5,000 for the purchase of the Company’s common stock on the open market, payable following our Annual Shareholders’ meeting.

The following table sets forth a summary of the compensation we paid to our non-officer directors in 2006:

DIRECTOR COMPENSATION

	Fees Earned or
	Paid in Cash	Total
Name	($)	($)

Larry S. Cash	$19,750	$19,750
Mark G. Copeland	$22,750	$22,750
Frank A. Danner	$33,900	$33,900
Ronald A. Davis	$24,250	$24,250
Anthony Drabek	$19,750	$19,750
Richard L. Lowell	$29,925	$29,925
Irene Sparks Rowan	$15,250	$15,250
John C. Swalling	$22,000	$22,000
David G. Wight	$2,250	$2,250

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to send reports of their ownership of the Company’s stock to the Securities and Exchange Commission. The Company believes that all Section 16(a) filing requirements that apply to its directors and executive officers were complied with for the fiscal year ending December 31, 2006, with the exception of Ronald A. Davis whose Form 4 reporting two transactions, one in May 2006 and one in June 2006, was inadvertently filed late.

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

As prescribed by regulation and specifically incorporated into the Bank’s Loan Policy, Regulation O governs loans made to or guaranteed by directors, executive officers, and principal shareholders or their related interests. As a group, these people and related interests are referred to as “insiders.” All loans subject to Regulation O, new, modified and/or increased loans to insiders, or guaranteed by insiders, are further subject to the provisions and procedures of the Bank’s Loan Policy which, in these cases, requires that, once the loan to an insider is approved by the Bank’s Loan Committee, the Senior Credit Officer must initiate the process to obtain the further approval of a majority of the Bank’s directors who are not members of the Loan Committee.

During 2006, certain directors and executive officers of the Company and the Bank and/or their associates were also customers of the Bank. It is anticipated that directors, executive officers, and their associates will continue to be customers of the Bank in the future. All transactions between the Bank and directors, executive officers, and their associates were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and in the opinion of management did not involve more than the normal risk of collectibility or present other unfavorable features. At December 31, 2006, the Bank had outstanding $1.1 million in loans to directors, and their related interests. The Bank’s unfunded loan commitments to these directors and their related interests at December 31, 2006, were $3.4 million.

All proposed related person transactions that are not subject to Regulation O must be presented to the Board for review, discussion, and consideration. Such transactions for the most part, following due diligence, are presented by the Chief Operating Officer, an officer in a key position, or the Chairman and Chief Executive Officer. Any interested director, after full disclosure, does not participate in the discussion related to and abstains from voting on the transaction or issue brought before the Board.

In April 2000, with approval of the majority of the Company’s independent directors, the Bank renegotiated and extended to 2013 its lease for approximately 30,000 square feet of office space in the 3111 C Street building in Anchorage, Alaska, which in 2005, was increased from 30,000 to approximately 35,000 square feet for its headquarters. The building is owned by the ARC Partnership, which includes Mr. Danner, a director of the Company and the Bank, among its partners. Under the terms of its existing lease, the Bank as lessee, paid $1,055,610 in rental payments to the partnership in 2006.

During 2006, RIM Design, Inc., a related interest of Larry S. Cash, president of RIM Architects (Alaska) and a director of the Company and the Bank, provided interior design services for the relocation of the Bank’s in-store supermarket Jewel Lake branch to a stand-alone facility with drive up services and together with RIM Architects, as consultants, also provided advisory services related to contemplated branch expansion projects totaling $222,121 in the aggregate. This transaction, as with any other involving directors, executive officers, or their related interests was approved by disinterested directors.

In the fourth quarter of 2005, the Company, through Northrim Investment Services Company (“NISC”), its wholly-owned subsidiary, purchased subscription rights to an ownership interest in Pacific Wealth Advisors, LLC (“PWA”), an investment advisory and wealth management business located in Seattle, Washington. The Company also made commitments to make two loans to PWA of $225,000 and $175,000, respectively. Subsequent to the investment in these subscription rights, which the Company exercised on January 1, 2006, PWA purchased Pacific Portfolio Consulting, L.P., a wealth management business, and formed Pacific Portfolio Trust Company. PWA also paid off the two loan commitments to the Company in the amounts of $175,000 and $225,000, respectively. After the completion of these transactions, NISC owned an interest equal to approximately 24% of PWA. The Company’s Chairman, President and CEO, R. Marc Langland, has served as a director of PWA since April 2005. J. James Gallagher, who is the current Chairman and CEO of Elliott Cove Capital Management, an entity which is 47% owned by the Company, also serves as the Chairman of PWA. This transaction, as with any other involving directors, executive officers, or their related interests was approved by disinterested directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of the Company’s common stock as of March 1, 2007, by (i) each director and nominee for director of the Company; (ii) the Named Executives; (iii) all executive officers and directors of the Company as a group; and (iv) persons known to management to beneficially own more than 5% of the outstanding common stock (as adjusted for dividends):

Name and Address of	Amount and Nature of
Beneficial Owner(1)	Beneficial Ownership(2)		Percent of Class(3)

R. Marc Langland	178,301	(4)	2.9%
Larry S. Cash	2,809	(5)	—
Mark G. Copeland	13,232		—
Frank A. Danner	23,931	(6)	—
Ronald A. Davis	7,524		—
Anthony Drabek	2,671		—
Christopher N. Knudson	71,830	(7)	1.2
Richard L. Lowell	13,825	(8)	—
Irene Sparks Rowan	3,582		—
John C. Swalling	3,301	(9)	—
David G. Wight	1,000		—
Joseph M. Beedle	3,337		—
Victor P. Mollozzi	56,891	(10)	—
Joseph M. Schierhorn	36,141	(11)	—
All executive officers and directors as a group (14 persons)	417,835		6.6
Dalton, Greiner, Hartman, Maher & Co., LLC	466,346	(12)	7.6
565 Fifth Avenue, Suite 2101
New York, NY 10017
FMR Corp.	402,246	(13)	6.6
82 Devonshire Street
Boston, MA 02109
Wedbush Inc.	366,745	(14)	6.0
1000 Wilshire Boulevard
Los Angeles, CA 90017-2457

(1)	Unless otherwise provided, the address for all directors and executive officers of the Company is 3111 C Street, Anchorage, Alaska 99503.

(2)	Unless otherwise indicated, parties named exercise sole voting and investment power over the shares, subject to community property laws (where applicable).

(3)	Where beneficial ownership is less than 1% of all outstanding shares, the percentage is not reflected in the table. The percentages shown are based on the number of shares of common stock deemed to be outstanding under applicable regulations as of the date specified (including options held by such persons exercisable within 60 days).

(4)	Includes 84,122 shares which Mr. Langland has the option to purchase within 60 days of the date of this table.

(5)	Includes 896 shares held in trust for Mr. Cash’s children.

(6)	Includes 1,310 shares owned by Mr. Danner’s spouse and 3,877 shares owned by IMEX, Ltd., a real estate firm owned primarily by Mr. Danner’s spouse, as to which Mr. Danner disclaims beneficial ownership.

(7)	Includes 44,193 shares which Mr. Knudson has the option to purchase within 60 days of the date of this table and 417 shares held in trust for Mr. Knudson’s children.

(8)	Includes 4,800 shares held by Mr. Lowell in a family limited partnership in which Mr. Lowell, is the sole general partner and disclaims beneficial ownership of shares of common stock held by the limited family partnership except to the extent of his pecuniary interest.

(9)	Includes 1,543 shares beneficially owned by a limited liability company in which Mr. Swalling shares voting and dispositive power over such shares, which are held of record by its members, as to which Mr. Swalling disclaims beneficial ownership.

(10)	Includes 27,554 shares which Mr. Mollozzi has the option to purchase within 60 days of the date of this table.

(11)	Includes 29,602 shares which Mr. Schierhorn has the option to purchase within 60 days of the date of this table and 726 shares held in trust for Mr. Schierhorn’s children.

(12)	Dalton, Greiner, Hartman, Maher & Co., LLC, in its capacity as investment adviser, may be deemed to beneficially own 466,346 shares with shared voting and/or dispositive power over such shares which are held of record by its clients and disclaims any pecuniary interest.

(13)	FMR Corporation in its capacity as investment advisor, may be deemed to beneficially own 402,246 shares with sole power to dispose or to direct the disposition of such shares which are held of record by its clients and disclaims any pecuniary interest.

(14)	Includes 85,513 shares held by Edward W. Wedbush, Chairman of Wedbush Inc., and 249,909 shares held by Wedbush Inc. as to which Mr. Wedbush disclaims beneficial ownership.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The accounting firm of KPMG LLP (“KPMG”) has been engaged as the Company’s independent certified public accountant for the current year. KPMG performed the audit of the financial statements for the Company for the year ended December 31, 2006. Representatives of KPMG are expected to be present at the meeting and will have the opportunity to make a statement if they so desire. They also will be available to respond to appropriate questions.

Fees Billed By KPMG During Fiscal Years 2006 and 2005

The following table itemizes fees billed the Company by KPMG for professional services to include the audit of the Company’s annual financial statements and internal control over financial reporting for fiscal years 2006 and 2005:

	2006	2005

Audit fees:	$307,635	$244,859
Audit related fees:
Audit of Benefit Plan	14,850	13,500
Other accounting services	—	20,000
Tax fees:
Tax return preparation and related matters	31,325	35,250
All other fees:	—	—

Total Fees Paid	$353,810	$313,609

The Company requires that all non-audit services rendered to the Company by KPMG be approved by the Audit Committee. The Audit Committee has delegated to its chairman the authority to address requests for pre-approval of services in an amount up to an aggregate of $25,000 and the chairman must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. In all cases, the Committee considers whether the provision of such services would impair the independence of the Company’s auditors.

COMMITTEE REPORTS

The following reports of the Audit Committee and Compensation Committee are made pursuant to the rules of the Securities and Exchange Commission and the listing standards of the National Association of Securities Dealers, Inc. (the “NASD”). These reports shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the information by reference, and shall not otherwise be deemed filed under such acts.

AUDIT COMMITTEE REPORT

The Audit Committee Charter of the Company and its subsidiaries specifies that the purpose of the Committee is to assist the Board in its oversight of:

•	The integrity of the Company’s financial reporting process and financial statements and systems of internal controls;

•	The Company’s accounting practices and internal controls;

•	The independent auditor’s qualifications, independence and performance; and

•	The performance of the Company’s internal audit function.

The full text of the Committee’s restated and amended charter is attached to this proxy statement as Attachment A.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2006 with the Company’s management and has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended December 31, 2006, be included in the Company’s Annual Report — 10-K for that year, for filing with the Securities and Exchange Commission.

The Audit Committee does not believe the non-audit services provided by KPMG LLP called into question KPMG LLP’s independence.

Respectfully submitted by:

Audit Committee:
Mark G. Copeland, Chairman
Anthony Drabek
Richard L. Lowell

While Mr. Drabek has been a member of the Audit Committee during the period covered by the above “Report of the Audit Committee,” he, after more than 10 years’ service, regretfully, submitted notice of his resignation from the Audit Committee effective close of business on March 1, 2007 due to the increasing demands of his schedule. To fill the vacancy, the Board has appointed director, David G. Wight, a member of the Audit Committee effective close of business on March 1, 2007.

Mr. Wight is independent of management within the meaning of the 1934 Act, the rules of the Securities and Exchange Commission and the Nasdaq Global Select Market listing standards.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402 of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2007 Proxy Statement.

Respectfully submitted by:

Compensation Committee:
Ronald A. Davis, Chairman
Larry S. Cash
John C. Swalling

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

A shareholder proposing to transact business at the Company’s 2007 Annual Shareholders’ Meeting must provide notice of such proposal to the Company no later than February 1, 2008. For shareholder proposals to be considered for inclusion in the Company’s proxy statement and form of proxy relating to its Annual Shareholders’ Meeting, such proposals must be received by the Company no later than November 16, 2007. If the Company receives notice of a shareholder proposal after February 1, 2008, the persons named as proxies in the proxy statement and/or form of proxy will have discretionary authority to vote on such shareholder proposal.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies. We have not implemented householding rules with respect to our record holders. However, a number of brokers with account holders who are shareholders may be “householding” our proxy materials. If a shareholder receives a householding notification from his, her or its broker, a single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected shareholder. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise.

Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, if any shareholder that receives a “householding” notification wishes to receive a separate annual report or proxy statement at his, her or its address, such shareholder should also contact his, her or its broker directly. Shareholders who in the future wish to receive multiple copies may also contact the Company c/o Corporate Secretary, Northrim BanCorp, Inc., 3111 C Street, Anchorage, Alaska 99503.

2006 REPORT TO SHAREHOLDERS AND ANNUAL REPORT — 10-K

The Company’s 2006 Report to Shareholders (which is not part of the Company’s proxy soliciting materials), and 2006 Annual Report — 10-K for the fiscal year ended December 31, 2006, accompanies this proxy statement. Additional copies will be furnished to shareholders upon request to: Corporate Secretary, Northrim Bank, P.O. Box 241489, Anchorage, Alaska 99524-1489, or by telephone to (907) 562-0062, by fax to (907) 562-1758, or by e-mail to investors@nrim.com.

OTHER MATTERS

The Board knows of no other matters to be brought before the meeting. However, if other matters should properly come before the meeting, it is the intention of the persons named in the proxy to vote the proxy in accordance with the recommendations of management on such matters.

WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE — WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE AT THE MEETING, IF YOU WISH. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

Attachment A

AUDIT COMMITTEE CHARTER
NORTHRIM BANCORP, INC. AND SUBSIDIARIES

Audit Committee Charter

This Audit Committee Charter has been adopted by the Northrim BanCorp, Inc. (the “Company”) Board of Directors on recommendation by the Audit Committee of the Board (the “Committee”). The Committee shall review and reassess this Charter annually.

Audit Committee Purpose

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

•	Monitor the quality and integrity of the accounting, auditing, internal control and financial reporting practices of the Company and its subsidiaries.

•	Monitor the independence and performance of the Company’s independent auditors and internal auditing department.

•	Provide a free and open avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

Audit Committee Composition and Meetings

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall, in the opinion of the Board, be independent non-executive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. Each Committee member shall also meet the requirements of applicable rules and regulations including the rules of The Nasdaq Stock Market, Inc. or any other exchange on which the Company’s securities are traded and the rules and regulations of the Securities and Exchange Commission. The members of the Audit Committee shall also meet all financial knowledge and experience qualifications required under rules promulgated by The Nasdaq Stock Market, Inc., or any other exchange on which the Company’s securities are traded, the Securities and Exchange Commission or other governing body, as may be in effect from time to time.

Audit Committee members shall be appointed by the Board. If an Audit Committee Chairman is not designated or present, the members of the Committee may designate a Chairman by majority vote of the Committee membership. The Committee shall maintain minutes of its meetings and periodically report to the Board of Directors on its activities.

The Committee shall meet at least four times annually, or more frequently as the Committee considers necessary. At least once each year, the Committee or Chair shall have a private meeting with the independent auditors and may, in their discretion, meet privately with the internal auditors. The independent auditors and management may be invited by the Committee to participate in specific portions of Committee meetings to provide information and expertise and to facilitate discussion when appropriate.

Audit Committee Responsibilities and Duties

The general activities of the Committee in carrying out its oversight role are described below. The Committee may consider undertaking additional duties to fulfill its oversight function. The Committee shall:

Appoint, determine funding and other retention terms for, and oversee , the independent auditors to audit the financial statements of the Company. Such auditors are ultimately accountable to the Board and the Committee, as representatives of the Company’s shareholders.

Evaluate, together with the Board, management, and the internal auditors, the performance of the independent auditors and, where appropriate, direct the Board to replace such auditors.

Oversee the relationship with the independent auditors, receive and review audit reports, provide the auditors full access to the Committee, and the Board as appropriate, and review and approve audit fees.

Obtain annually from the independent auditors a formal written statement describing all relationships between the auditors and the Company, consistent with Independence Standards Board Standard Number 1 (Independence Discussions with Audit Committees). The Committee shall actively discuss with the independent auditors any relationships that may impact the objectivity and independence of the auditors and shall take, or recommend that the Board take, appropriate actions to oversee and satisfy itself as to the auditors’ independence.

Oversee internal audit activities, including discussing with management and the internal auditors the internal audit function within the organization and its independence, objectivity, responsibilities, plans, results, budget and staffing.

Review the appointment, performance, and replacement of the internal auditor.

Review significant reports prepared by the internal audit department together with management’s response and follow-up to these reports.

Review the audited financial statements of the Company and discuss them with management and the independent auditors. These discussions shall include any matters raised by the independent auditors, including any matters required to be discussed under Statement on Auditing Standards No. 61 and such other matters as the Committee or the independent auditors shall deem appropriate. Based on such review and the Committee’s evaluation of the independence of the auditors, the Committee shall make its recommendation to the Board as to whether the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K (or the Annual Report to Shareholders, if distributed prior to the filing of the Form 10-K).

Issue annually a report of the Audit Committee to be included in the Company’s proxy statement, as required by applicable rules and regulations.

Discuss with management, the internal auditors and the independent auditors the quality and adequacy of and compliance with the Company’s internal controls.

On at least an annual basis, review with management or Company’s counsel, any legal matters that could have a significant impact on the organization’s financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

Review the annual management letter and management responses with the independent auditors, internal auditors and management.

Review alleged fraudulent actions or violations of law reported by internal compliance staff or by the independent auditors.

The Committee’s job is one of oversight. Management is responsible for the preparation of the Company’s financial statements and the independent auditors are responsible for auditing those financial statements. The Committee and the Board recognize that management, the internal audit staff and the independent auditors have more resources, time, detailed knowledge and information regarding the Company’s accounting, auditing, internal control and financial reporting practices than the Committee does. Accordingly, the Committee’s oversight role does not provide any expert or special assurance as to the financial statements and other financial information provided by the Company to its shareholders and others.

3111 C STREET ANCHORAGE, AK 99503	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL -
Mark, sign, and date your proxy card and return it in the postage-paid envelope we’ve provided or return to Northrim BanCorp, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

NORTHRIM BANCORP, INC.

ELECTION OF DIRECTORS. To elect eleven (11) directors for a term of one year or until their successors have been elected and qualified.
		For	Withhold	For All	To withhold authority to vote, mark “For All Except”
1.	01) R. Marc Langland, 02) Larry S. Cash, 03) Mark G. Copeland,
04) Frank A. Danner, 05) Ronald A. Davis, 06) Anthony Drabek,
07) Christopher N. Knudson, 08) Richard L. Lowell,
	09) Irene Sparks Rowan, 10) John C. Swalling, 11) David G. Wight	All	All	Except	and write the nominee’s number on the line below.
		☐	☐	☐

2.	In their discretion, upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ABOVE. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ABOVE.

Note: Signature(s) should agree with name(s) on Northrim stock certificate(s). Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations or partnerships, should so indicate when signing. All joint owners must sign.

Signature PLEASE SIGN WITHIN BOX	Date	Signature (Joint Owners)	Date

NORTHRIM BANCORP, INC.
PROXY FOR ANNUAL SHAREHOLDERS’ MEETING
May 3, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
NORTHRIM BANCORP, INC.
PLEASE SIGN AND RETURN IMMEDIATELY
     The undersigned shareholder of NORTHRIM BANCORP, INC. (the “Company”) hereby nominates, constitutes and appoints R. Marc Langland and Christopher N. Knudson, and each of them (with full power to act alone), the true and lawful attorneys and proxies, each with full power of substitution, for me and in my name, place and stead, to act and vote all the common stock of the Company standing in my name and on its books on March 8, 2007, at the Annual Shareholders’ Meeting to be held at the Hilton Anchorage Hotel, Anchorage, Alaska, on May 3, 2007, at 9A.M., and at any adjournment or postponement thereof, with all the powers the undersigned would possess if personally present, as outlined on the reverse side of this card.
     Management knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, this Proxy will be voted in accordance with the recommendations of management.
     The undersigned hereby acknowledges receipt of notice for the Annual Shareholders’ Meeting on May 3, 2007, and the accompanying documents forwarded therewith, and ratifies all lawful action taken by the above-named attorneys and proxies.